Exhibit 10.1

NOTEHOLDER RESTRUCTURING PLAN SUPPORT AGREEMENT

This NOTEHOLDER RESTRUCTURING PLAN SUPPORT AGREEMENT is made and entered into as of November 19, 2009 (this “Agreement”) by and among (i) GSI Group Inc. (“GSI Group”), GSI Group Corporation and each of its subsidiaries and affiliates that are contemplated to be a debtor in the Chapter 11 Cases (as defined below) (collectively, the “Company”), and (ii) each of the Consenting Noteholders (as defined below). The Company, each Consenting Noteholder and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred herein as the “Parties” and individually as a “Party.”

W H E R E A S

A. Prior to the date hereof, representatives of the Company and the Consenting Noteholders have engaged in arm’s length, good faith negotiations regarding a financial restructuring of the Company’s indebtedness on account of the Senior Notes (as defined below) and certain other obligations (the “Restructuring”), pursuant to the terms and conditions set forth in the Plan (as defined below), the Definitive Documents (as defined below) and this Agreement.

B. The Company and the Consenting Noteholders have agreed to implement a restructuring of the Company pursuant to the terms and conditions set forth in the Plan.

C. In the exercise of its business judgment and consistent with its fiduciary duties, the Company has agreed to commence voluntary reorganization proceedings (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to effect the Restructuring through the Plan that implements and is otherwise consistent with the terms and conditions set forth in the Plan and this Agreement.

D. This Agreement, the Plan and the side letter dated as of the date hereof by and among the Company and the Consenting Noteholders (the “Side Letter”), set forth in the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the Restructuring.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound, hereby agrees as follows:

1. Definitions. The following terms shall have the following definitions:

“Agreement” has the meaning set forth in the preamble hereof.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Assumption Agreement” has the meaning set forth in section 9 hereof.

“Assumption Order” has the meaning set forth in section 8(p) hereof.

“Ballot” means the ballot distributed with the Disclosure Statement for voting on the Plan.

“Bankruptcy Code” has the meaning set forth in the recitals hereof.

“Bankruptcy Court” has the meaning set forth in the recitals hereof.

“Bankruptcy Majority Noteholders” means, as of any record date for the Senior Notes, those Noteholders that hold in the aggregate at least two-thirds ( 2/3) of the principal amount (but in any event not less than $153,334,000) of the Senior Note Claims and represent more than one-half ( 1/2) (but in any event not less than 8 of the 10 holders) of the Noteholders holding Senior Notes.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Bar Date Order” has the meaning set forth in section 33 hereof.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Chapter 11 Cases” has the meaning set forth in the recitals hereof.

“Claims” means all “claims” (as such term is defined in section 101 of the Bankruptcy Code), including all Senior Note Claims.

“Confirmation Order” has the meaning set forth in section 14 hereof.

“Consenting Noteholders” means any Noteholder that executed this Agreement or delivers an executed Addendum to the Company in accordance with this Agreement.

“Definitive Documents” means (i) the Confirmation Order, (ii) the New Indenture and all related agreements, documents, exhibits, annexes and schedules, or (iii) such other documents as may be required to implement a transfer of equity under the Plan and as may be required to implement the Plan, the transactions contemplated by the Plan and all related agreements, documents, exhibits, annexes and schedules, each of which shall be consistent in all material respects with this Agreement and (as to any changes made to any of the same after the execution of this Agreement), in each case, in form and substance reasonably acceptable to each Consenting Noteholder.

“Disclosure Statement” means the disclosure statement in respect of the Plan.

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“GSI Group” has the meaning set forth in the preamble hereof.

“Indenture” means that certain Senior Indenture, dated August 20, 2008 (as amended, restated, supplemented or otherwise modified from time to time), among GSI Group and Excel Technology, Inc. as Guarantors, GSI Group Corporation as Issuer, and the New York Bank Mellon Trust Company as indenture trustee (“Trustee”).

“Lock-Up Effective Date” has the meaning set forth in section 2 hereof.

“Material Adverse Change” means any change, effect, event, occurrence, development, circumstance or state of facts occurs which has had or would reasonably be expected to have a materially adverse effect on the business, properties, operations, financial condition or results of operations of the Company (including its subsidiaries and their respective businesses), taken as a whole, or which would materially impair the Company’s ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement. The filing of voluntary petitions commencing the Chapter 11 Cases contemplated by this Agreement shall not constitute a Material Adverse Change.

“New Indenture” means an indenture governing the 12.25% Senior Secured Notes due 2014 to be issued in the Reorganization to Senior Noteholders (and to certain others) in the aggregate principal amount of $104,100,000.

“Noteholder Addendum” has the meaning set forth in section 3 hereof.

“Outside Date” means April 20, 2010 provided, however, in the event that (i) the Bankruptcy Court shall have entered the Confirmation Order on or before April 20, 2010, (ii) any Person (other than the Company or any of its Affiliates) shall have filed a timely appeal of the Confirmation Order in a court of competent jurisdiction, and (iii) the Required Noteholders shall not have waived the condition set forth in Section 9.2(a) of the Plan, then the Outside Date shall be the earlier of (a) ten (10) business days after written notice from the Required Noteholders that such condition is waived, or (b) the date of entry of an order dismissing or otherwise resolving the appeal from the Confirmation Order.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date on which the Company files its respective petitions for relief under chapter 11 of the Bankruptcy Code.

“Plan” means that certain plan of reorganization in respect of the Chapter 11 Cases substantially in the form attached hereto as Exhibit A, as it may be amended, modified or supplemented in accordance with the provisions.

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“Plan Effective Date” means the date the Plan shall be substantially consummated (provided, however, that substantial consummation shall be deemed to have occurred no later than the issuance of distributions provided for the Senior Noteholders as set forth in Section 3.5(i) - (v) of the Plan).

“Plan Modification Amendment” means any amendment, modification or supplement to the Plan that (i) affects, or has any impact upon, the treatment of the Senior Note Claims or rights any of the Senior Noteholders under the Plan; (ii) affects, or has an impact upon, the economic interests of the Senior Noteholders; or (iii) has any adverse overall economic effect (direct or consequential) on the Company and its direct and indirect subsidiaries.

“Required Noteholders” means, as of any date of determination, those Consenting Noteholders holding more than sixty-six and two-thirds percent (66 2/3%) of the Senior Note Claims held by the Consenting Noteholders.

“Restructuring” has the meaning set forth in the recitals hereof.

“Senior Note Claims” means all claims arising under or relating to the Senior Notes and all agreements and instruments relating thereto that remain unpaid and outstanding as of the Plan Effective Date, including, without limitation, the aggregate principal amount, plus accrued and unpaid interest thereon, plus accrued and unpaid fees, costs and expenses.

“Senior Noteholders” means the holders of the Senior Note Claims.

“Senior Notes” means the 11% Senior Notes due 2013 in the aggregate principal amount of $210,000,000 issued pursuant to the Indenture.

“Side Letter” has the meaning set forth in the recitals hereof.

“Termination Date” has the meaning set forth in section 8 hereof.

“Termination Event” has the meaning set forth in section 8 hereto.

“Transfer” has the meaning set forth in section 9 hereof.

“Transferee” has the meaning set forth in section 9 hereof.

2. Lock-Up Effective Date. This Agreement shall be effective (the “Lock-Up Effective Date”) and bind each Consenting Noteholder upon: (a) the Company’s execution of this Agreement and (b) the Consenting Noteholders constituting the Bankruptcy Majority Noteholders execution of this Agreement.

3. Noteholder Addendum. To become a Party to this Agreement, each Noteholder shall, no later than the Petition Date, deliver to the Company an executed Noteholder addendum, in substantially the form attached hereto as Exhibit B hereto (the “Noteholder Addendum”).

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4. Plan. The Plan is expressly incorporated herein and is made part of this Agreement. The terms and conditions of the Restructuring are set forth in the Plan. The Plan may be amended, modified or supplemented by the Company, and any term or condition of the Plan may be waived by the Company, in any manner not materially inconsistent with this Agreement; provided, however, that any Plan Modification Amendment shall, subject to the provisions of the Side Letter, require the prior written consent of the Required Noteholders, which consent may not be unreasonably withheld or delayed.

5. Commitment of the Consenting Noteholders. Prior to the Termination Date (as defined below) and subject to the occurrence of the Lock-Up Effective Date and the terms and conditions hereof, each Consenting Noteholder (both in its capacity as a Senior Noteholder and otherwise) shall (severally and not jointly), subject to receipt by such Consenting Noteholder of a Bankruptcy Court approved Disclosure Statement and other solicitation materials in respect of the Plan:

(a)	timely vote or cause to be voted all Senior Note Claims, and any and all other Claims or shares it holds or asserts against the Company in any capacity other than as a Senior Noteholder, now or hereafter beneficially owned by it or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof, in favor of the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying solicitation materials, and timely return a duly-executed Ballot in connection therewith, provided, however, that no Senior Noteholder shall be obligated to vote in favor of the Plan (and any prior vote shall be immediately revoked and deemed void ab initio) upon termination of this Agreement pursuant to section 8 below (other than on account of a termination resulting from confirmation of the Plan and substantial consummation of the Plan by the Plan Effective Date);

(b)	not to object to confirmation of the Plan or object to, or otherwise commence any proceeding to oppose or alter the Plan, or support an alternative restructuring;

(c)	not withdraw, change or revoke its vote (or cause its vote to be withdrawn, changed or revoked) with respect to the Plan, except as otherwise permitted herein;

(d)	not amend or modify its Noteholder Addendum; and

(e)	except as otherwise permitted herein, not take any other action, including, without limitation, initiating or joining any legal proceeding, that is inconsistent with, or that would materially prevent, hinder or delay the consummation of, the Restructuring.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and the Restructuring and are not for the purpose of materially hindering, delaying or preventing the consummation of the Restructuring.

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6. Commitment of the Company. Subject to its fiduciary duties as debtor in possession based upon advice of counsel, the Company agrees to use its best efforts to (i) support and complete the Restructuring and all transactions contemplated by the Plan, (ii) take any and all necessary and appropriate actions in furtherance of the Restructuring, (iii) complete the Restructuring and all transactions contemplated under the Plan within the time-frames outlined herein, including, without limitation, by filing the Plan and Disclosure Statement with the Bankruptcy Court on or as soon as reasonably practicable after the Petition Date and taking all steps necessary and desirable to obtain an order of the Bankruptcy Court confirming the Plan and to close the Restructuring prior to the Outside Date, (iv) obtain any and all required regulatory and/or third-party approvals for the Restructuring, and (v) to not directly or indirectly seek, solicit, support, consent to, or participate in the negotiation or formulation of (x) any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger or restructuring for the Company other than the Plan (provided, however, the parties acknowledge that the Company is presently engaged in the exploration of one or more of the same in furtherance of such fiduciary duties), (y) any disposition inconsistent with the Plan of all or any substantial portion of the assets of the Company, or (z) any other action that is inconsistent with, or that would delay or obstruct the proposed solicitation, confirmation or consummation of, the Plan.

7. Fees and Retainers.

(a)	Fees and Retainers. The Company agrees to pay the reasonable fees, costs and expenses of (i) Schulte Roth & Zabel LLP (“Schulte”), legal counsel for the Required Noteholders, (ii) Delaware counsel (“Local Counsel”) and Canadian legal counsel (“Canadian Counsel”) for the Required Noteholders, and (iii) Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”), financial advisor for the Required Noteholders, regardless of whether the Restructuring is consummated. In furtherance of the foregoing, the Company shall provide (or has provided) by wire transfer (A) to Schulte, Local Counsel, Canadian Counsel and Houlihan Lokey all invoiced fees and expenses incurred through the Petition Date; (B) the following retainers (“Retainers”) to: (i) Schulte the sum of $525,000 as a retainer (but not as a cap) for invoiced fees and expenses incurred after the Petition Date, with any such amount in excess of the invoiced fees and expenses being returned to the Company upon the earlier to occur of the Termination Date and the Plan Effective Date; (ii) Local Counsel, the sum of $75,000 as a retainer (but not as a cap) for invoiced fees and expenses incurred after the Petition Date, with any such amount in excess of the invoiced fees and expenses being returned to the Company upon the earlier to occur of the Termination Date and the Plan Effective Date; and (iii) Houlihan Lokey the sum of $400,000 as a retainer (but not as a cap) for invoiced fees and expenses incurred after the Petition Date, with any such amount in excess of the invoiced fees and expenses being returned to the Company upon the earlier to occur of the Termination Date and the Plan Effective Date.

(b)

Fee Dispute Resolutions. With respect to fees incurred after the Petition Date, Schulte and Local Counsel (collectively, the “NH Legal Counsel”) shall deliver to the Company and a representative appointed by the Consenting Noteholders (the

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“Noteholder Representative,” who initially shall be Thomas Secor) their respective invoices for review. Fourteen (14) days from the date on which the invoice has been provided to the Company and the Noteholder Representative, each of the NH Legal Counsel may draw on their respective Retainers to the extent of any portion of the invoiced fees that the Company has not disputed in writing to the Noteholder Representative. If any portion of the invoiced fees has been so disputed, the Company and the Noteholder Representative (with the support of the Consenting Noteholders) agree to cooperate for 20 days to reach an amicable solution to such dispute. Thereafter, any unresolved dispute shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (with respect to which the parties shall be deemed to be the Consenting Noteholders and the Company), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees.

8. Termination. At the option of the Party or Parties specified below (unless such Party seeking to terminate either (i) caused the Termination Event (as defined below) or (ii) is in material breach of its obligations under this Agreement, or unless otherwise provided below, this Agreement and the obligations of the Parties hereunder may be terminated upon the occurrence of any of the following events (each a “Termination Event”):

(a)	At the option of the Required Noteholders, if the Company is in material breach of any of its obligations under this Agreement, including any of the Company’s commitments set forth in section 6 above, or any other agreement governing the Restructuring to which the Company and any Consenting Noteholder are parties, and any such breach by the Company is not cured by the later of (i) five (5) business days after receipt of written notice from any such Consenting Noteholder or (ii) the expiration of the cure period under the applicable agreement;

(b)	At the option of the Required Noteholders, if the Company files any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement or the Plan, and such motion or pleading has not been withdrawn within five (5) Business Days of the Company receiving notice from the Required Noteholders that such motion or pleading is inconsistent with this Agreement or the Plan, provided that such notice must be issued within five (5) Business Days after service of such motion or pleading and, so long as the first scheduled hearing on such motion or pleading is scheduled upon not less than twenty (21) days notice, no later than ten (10) days prior to the scheduled hearing on such motion or pleading;

(c)	At the option of the Company or Required Noteholders, if the Bankruptcy Court (other than at the request of the party electing such termination) grants relief that is materially inconsistent with this Agreement or the Plan;

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(d)	At the option of the Company or the Required Noteholders, if the Company and such Consenting Noteholders constituting the Bankruptcy Majority Noteholders agree in writing to terminate this Agreement;

(e)	At the option of the Required Noteholders, if the Company fails to commence the Chapter 11 Cases on or before November 20, 2009;

(f)	At the option of the Required Noteholders, if the Company fails to file the Plan and Disclosure Statement on the Petition Date (or, only as to the Disclosure Statement, on or before November 27, 2009) or fails to obtain an order approving the Disclosure Statement and solicitation procedures by January 10, 2010;

(g)	At the option of the Required Noteholders, if the Company fails to obtain entry of a Confirmation Order by April 20, 2010;

(h)	At the option of the Required Noteholders, if the Plan Effective Date shall not have occurred by the Outside Date;

(i)	At the option of the Required Noteholders, if the Company moves (1) to voluntarily dismiss any of the Chapter 11 Cases, (2) for conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or (3) for appointment of a trustee or an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;

(j)	At the option of the Required Noteholders, if (1) a trustee or an examiner with expanded powers is appointed in any of the Chapter 11 Cases, or (2) any of the Chapter 11 Cases is dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

(k)	At the option of the Required Noteholders, if the Bankruptcy Court enters an order invalidating, disallowing, subordinating, recharacterizing or limiting in any respect, the principal and interest components of the Senior Note Claims other than as set forth herein or in the Plan or disgorging any amounts paid prior to the Petition Date from any holder of the Senior Note Claim;

(l)	At the option of the Company, if any Consenting Noteholder takes any action that would be a material breach of this Agreement if such breach is not cured within five (5) business days after receipt of written notice from the Company;

(m)	At the option of the Company or the Required Noteholders, if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise preventing, prohibiting or materially restricting the Restructuring in a way that cannot reasonably be remedied by the Company or the Required Noteholders;

(n)	At the option of the Required Noteholders, upon the occurrence of a Material Adverse Change;

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(o)	At the option of the Required Noteholders, if the Company withdraws the Plan or files, proposes or otherwise supports any plan of reorganization other than the Plan; or

(p)	At the option of the Required Noteholders, if the Company fails to (1) file a motion or application on the Petition Date seeking the entry of an order of the Bankruptcy Court authorizing the assumption of this Agreement under Section 365 of the Bankruptcy Code (the “Assumption Order”), or (2) obtain the Assumption Order within thirty-five (35) days after the Petition Date.

The date on which this Agreement is terminated in accordance with the foregoing provisions shall be referred to as the “Termination Date.” The act of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, however, that nothing herein shall prejudice any Party’s rights to argue that the termination was not proper under the terms of this Agreement.

9. Transfer of Claims. If, following execution of this Agreement by a Consenting Noteholder, such Consenting Noteholder sells, contracts to sell, gives, assigns, hypothecates, pledges, encumbers, grants a security interest in, offers, sells any option or contract to purchase, purchases any option or contract to sell, grants any option, right or warrant to purchase, or otherwise transfers or disposes of all or any portion of any Senior Note Claims held by such Consenting Noteholder (any of the foregoing, a “Transfer”) to any Person (each such Person, a “Transferee”), the Transferee must, as a condition precedent to such Transfer execute an assumption in substantially the form set forth in Schedule 2 hereto (the “Assumption Agreement”) and deliver the same to the Company. Any Transfer that is made in violation of the immediately preceding sentence shall be null and void ab initio, and the Company and each other Consenting Noteholder shall have the right to enforce the voiding of such transfer.

10. Acquisition of Additional Claims. This Agreement does not restrict any Consenting Noteholders from acquiring any additional Senior Note Claims; provided, however, that any acquired Senior Note Claims shall automatically be deemed to be subject to the terms of this Agreement.

11. Access. The Company will afford the Consenting Noteholders and their respective attorneys, consultants, accountants and other authorized representatives full access, upon reasonable notice during normal business hours, and at other reasonable times, to all properties, books, contracts, commitments, records, management personnel, lenders and advisors of the Company, provided, however, that if in the reasonable judgment of counsel to the Company such access would void the right of the Company to maintain its attorney-client privilege, attorney work product or any other applicable privilege as to non-disclosure of information, then denial of such access shall not constitute a Termination Event. The Company shall promptly notify each Consenting Noteholder of any written or oral communications received or distributed by the Company regarding any alternative restructuring and provide each Consenting Noteholder copies of any and all documents related thereto.

12. Disclosure of Material Information. On or before 8:30 a.m., New York City time, on the fourth Business Day following the date the Confirmation Order is entered, the Company shall

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disclose publicly (including by filing a Current Report on Form 8-K, if the Company is subject to the reporting obligations of the Securities Exchange Act of 1934, as amended), if the Company has not previously so disclosed such information, a summary of information, which constitutes material nonpublic information provided by the Company, any of its Subsidiaries or any of their respective officers or directors, or, to the Company’s knowledge, any of their respective employees or agents, to any of the Consenting Noteholders as is necessary (as reasonably determined by the Company) to permit any person in possession of such information to offer and sell (without contravening applicable law) any securities issued under the Plan. The Company shall not, and shall cause each of its Subsidiaries and each of their respective officers, directors, employees and agents, not to, provide any Consenting Noteholder with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the public disclosure pursuant to this section 12 without the express written consent of such Consenting Noteholder.

13. Entire Agreement. This Agreement, including the exhibits, schedules and annexes hereto, and the Side Letter, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement between any Consenting Noteholder and any other Party shall survive this Agreement and shall continue to be in full force and effect irrespective of the terms of this Agreement.

14. Confidentiality; Publicity; Side Letter. Unless required by applicable law or regulation or requested by any regulatory authority, no Party shall disclose the amount of a Consenting Noteholder’s holdings of Claims without the prior written consent of such Consenting Noteholder; and if such disclosure is so required by law or regulation or requested by a regulatory authority, the Party required to disclose shall, to the extent permitted by law or advised by counsel, use commercially reasonable efforts to afford each Consenting Noteholder a reasonable opportunity to review and comment upon any such disclosure prior to the making of such disclosure; provided, however, that each Consenting Noteholder acknowledges and agrees that the Company may disclose such information in connection with tabulating votes with respect to the Plan and obtaining entry of an order confirming the Plan (the “Confirmation Order”). The foregoing shall not prohibit the Company from disclosing the existence of this Agreement or the approximate aggregate holdings of claims by the Consenting Noteholders in the aggregate. The Side Letter contains highly confidential information regarding a provisional agreement of the Consenting Noteholders to permit the Company to modify the Plan in certain respects regarding particular claims. The parties believe that public disclosure of the Side Letter would impair the Company’s ability to confirm the Plan. Upon the request of any party, a copy of the Side Letter shall be provided to the Court (in camera) and to the Office of the United States Trustee (in confidence).

15. No Waiver. Nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408, state law equivalents and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

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16. Reservation of Rights. This Agreement and the Restructuring are part of a proposed compromise and settlement of the Senior Notes by and among the Company and the Consenting Noteholders. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties hereto to protect and preserve their rights, remedies and interests. Except as expressly set forth herein, nothing herein shall be deemed an admission of any kind. If the transactions contemplated herein are not consummated, or if this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights, pursuant to Federal Rule of Evidence 408 and any applicable state rules.

17. Representations and Warranties of all Parties. Each Party represents to each other Party that, as of the date of this Agreement, (a) such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement; (b) the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate or other action on its part; (c) the execution, delivery and performance of this Agreement by such Party do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation, bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party or under its certificate of incorporation, by-laws or other organizational documents; and (d) such Party (i) is a sophisticated Person with respect to the matters set forth in this Agreement; (ii) has adequate information to make an informed decision to enter into this Agreement; and (iii) has independently and without reliance upon any other Party, and based on such information as such Party has deemed appropriate, made its own analysis and decision to enter into this Agreement.

18. Additional Representations and Warranties of the Company. The Company represents to each of the Consenting Noteholders that, as of the date of this Agreement and to the best actual knowledge of the Company’s President, after reasonable diligence, the written information provided by the Company to the Consenting Noteholders in connection with the Restructuring did not, when provided, contain any untrue statement of a material fact nor did it fail to state any fact necessary in order to make such information not materially misleading.

19. Impact of Appointment to Creditors’ Committee. The Company agrees to use its reasonable best efforts, if requested by any Consenting Noteholder, to support such Consenting Noteholder’s appointment to any official unsecured creditors’ committee (“Creditors’ Committee”) that may be formed pursuant to 11 U.S.C. Section 1102 in the Chapter 11 Cases. Notwithstanding anything herein to the contrary, if any Consenting Noteholder is appointed to and serves on the Creditors’ Committee in the Chapter 11 Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Noteholder’s exercise (in its sole discretion) of its fiduciary duties to any person arising from its service on such Creditors’ Committee, and any such exercise (in the sole discretion of such Consenting Noteholder) of such fiduciary duties, each in a manner consistent with this Agreement in all material respects, shall not be deemed to constitute a breach of the terms of this Agreement.

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20. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

21. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written consent of the Company and the Required Noteholders.

22. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

23. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Parties under this Agreement shall be several, not joint. It is understood and agreed that any Consenting Noteholder may trade in the debt or equity securities of the Company and its Subsidiaries without the consent of the Company or any other Consenting Noteholder, subject to applicable securities laws and sections 9 and 10 of this Agreement. No Consenting Noteholder shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Consenting Noteholders shall in any way affect or negate this understanding and agreement.

24. Independent Nature of Each Consenting Noteholder’s Obligations and Rights. The obligations of each Consenting Noteholder hereunder are several and not joint with the obligations of any other Consenting Noteholder hereunder, and no Consenting Noteholder shall be responsible in any way for the performance of the obligations of any other Consenting Noteholder hereunder. Nothing contained herein or in any other agreement or document, and no action taken by any Consenting Noteholder pursuant hereto or thereto, shall be deemed to constitute the Consenting Noteholders as a group, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Consenting Noteholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Consenting Noteholder shall be entitled to protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Consenting Noteholder to be joined as an additional party in any proceeding for such purpose.

25. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

26. Governing Law & Disputes. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, and subject to section 7(b) which governs disputes relating to fees and retainers payable pursuant to section 7(a) of this Agreement, each of the

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Parties irrevocably and unconditionally agrees for itself, that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, and subject to section 7(b), each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

27. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

28. Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the fullest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

29. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by internationally recognized overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or facsimile numbers:

If to the Company:

GSI Group Inc.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

Attention: Chief Executive Officer

Telephone:

Fax Number: 781-266-5115

13

with a copy to (which shall not constitute notice):

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Attn: William R. Baldiga, Esq.

Telephone: (617) 856-8586

Facsimile: (617) 856-8201

E-Mail: wbaldiga@brownrudnick.com

If to a Consenting Noteholder (or a transferee thereof),

To the address or facsimile number set forth below such Consenting Noteholder’s signature (or as directed by such transferee):

with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attn: David M. Hillman, Esq.

Telephone: (212) 756-2000

Facsimile: (212) 593-5955

E-mail: david.hillman@srz.com

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile shall be effective upon oral or machine confirmation of transmission.

30. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

31. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

32. Allowed Amount. The Company acknowledges and agrees and shall acknowledge and agree in the Chapter 11 Cases that, as of the Petition Date, the Company is indebted and liable to the Senior Noteholders, without objection, dispute, disallowance, defense, counterclaim, avoidance, recharacterization or offset of any kind or nature under the Indenture and the Senior Notes in the aggregate principal amount of $210,000,000 (plus accrued and unpaid interest thereon and fees, expenses and other obligations (including any reasonable fees and expenses of the Trustee and the advisors (NH Legal Counsel, Houlihan Lokey and Canadian Counsel) to the Consenting Noteholders that are chargeable or reimbursable under the Indenture or the Senior Notes or this Agreement)) incurred under or in connection with the Indenture and the Senior Notes and not paid prior to the commencement of the Chapter 11 Cases.

14

33. Proof of Claim. The Company agrees (but does not warrant that) neither the Trustee nor the Senior Noteholders will be required to file proofs of claim in the Chapter 11 Cases or any successor case or cases for any claim related to the Indenture, Senior Notes and the Senior Note Claims. In any motion or proposed order filed by the Company seeking entry of an order setting the last day for creditors to file proofs of claim (“Bar Date Order”), the Company shall request that neither the Trustee nor the Senior Noteholders shall be required to file proofs of claim. Notwithstanding any Bar Date Order entered by the Bankruptcy Court, the Senior Noteholders, are hereby authorized and entitled, in each of their sole discretion, but not required, to file (and amend and/or supplement, as each sees fit) a proof of claim and/or aggregate proofs of claim in each of the Chapter 11 Cases or any successor case or cases for any claim related to the Indenture, Senior Notes and the Senior Notes Claim.

34. Registration Rights Agreement. The Company acknowledges and agrees that the piggyback registration rights set forth in Section 3 of the Registration Rights Agreement (as defined in the Plan) are hereby granted to the Consenting Noteholders mutatis mutundis with respect to the New Common Shares (as defined in the Plan) held by the Consenting Noteholders following the Effective Date.

35. Reverse Split; KEIP. Notwithstanding anything herein to the contrary, the parties acknowledge that the Company may elect to modify the Plan, or to otherwise seek the Court’s approval, to combine the Company’s common stock into a smaller number of shares (by combination, reverse share split or otherwise) (a “Stock Combination”), and/or to implement a Key Employee Incentive Plan consistent in all material respects with the description of the same in the e-mail message delivered by William R. Baldiga (Company counsel) to David M. Hillman (counsel to the Consenting Noteholders) on November 12, 2009 at 5:29 p.m., and that neither shall constitute a Plan Modification Amendment or cause a Material Adverse Change. For the avoidance of doubt, upon any Stock Combination, the Company shall make appropriate adjustments to the Plan to conform the economic terms of the Plan to those set forth in the Plan on the date hereof, including, but not limited to, an appropriate increase in the exercise price of the Warrants (no adjustments to the percentages of shares set forth in Plan shall be made hereby).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

15

GSI GROUP INC., on behalf of itself and its affiliates and subsidiaries listed below

By:	/s/ Sergio Edelstein
Name:	Sergio Edelstein
Title:	President and Chief Executive Officer
GSI Group Corporation MES International, Inc.

1

HALE CAPITAL PARTNERS, LP

By:	/s/ Martin Hale, Jr.
Name:	Martin Hale, Jr.
Title:	Managing Member

LIBERTY HARBOR MASTER FUND I, L.P.

By: Liberty Harbor I GP, LLC, its general partner

By:	/s/ Brendan McGovern
Name:	Brendan McGovern
Title:	Vice President

TINICUM CAPITAL PARTNERS II, L.P.
By: Tinicum Lantern II LLC, Its General Partner

By:	/s/ Eric Ruttenberg
Name:	Eric Ruttenberg
Title:	Managing Member

SPECIAL VALUE CONTINUATION PARTNERS, L.P.

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

SPECIAL VALUE EXPANSION FUND, LLC

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

TENNENBAUM OPPORTUNITIES PARTNERS V, LP

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

SPECIAL VALUE OPPORTUNITIES FUND, LLC

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

Each of the above by:

/s/ Howard Levkowitz
Name: Howard Levkowitz
Title: Managing Partner, Tennenbaum Capital Partners, LLC

HIGHBRIDGE INTERNATIONAL LLC
By: Highbridge Capital Manager, LLC
Its Trading Manager

By:	/s/ Mark J. Vanacore
Name:	Mark J. Vanacore
Title:	Managing Director

Schedule 1

NOTEHOLDER ADDENDUM

Reference is made to that certain Restructuring Plan Support Agreement (as amended, modified or supplemented from time to time, the “Agreement”) by and among GSI Group, Inc. and each of its subsidiaries and affiliates that may or will be a debtor in the Chapter 11 Cases (collectively, “Company”) and each of the Consenting Noteholders party thereto from time to time. Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

Upon execution and delivery of this Noteholder Addendum by the undersigned, as provided in section 3 of the Agreement, the undersigned hereby becomes a Consenting Noteholder thereunder and bound thereby effective as of the Lock-Up Effective Date.

By executing and delivering this Noteholder Addendum, the undersigned represents and warrants, for itself and for the benefit of each other Consenting Noteholder, that:

(a)	as of the date of this Noteholder Addendum, it is the legal and beneficial owner of the principal amount of the Senior Note Claims (the “Senior Note Amount”), or is the nominee, investment manager or advisor for beneficial holders of the Senior Note Amount, as set forth below its signature, except to the extent that it may have entered into an agreement to transfer all or a portion of such Senior Note Amount and the transferee has executed and delivered an Assumption and Joinder Agreement therefor (a copy of which is attached to this Noteholder Addendum);

(b)	other than pursuant to the Agreement, its ownership of the Senior Note Amount is free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrances of any kind that would adversely affect in any way such Consenting Noteholder’s performance of its obligations contained in the Agreement at the time such obligations are required to be performed;

(c)	as of the date of this Noteholder Addendum, it is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Noteholder Addendum and to carry out the transactions contemplated by, and perform its respective obligations under, the Agreement;

(d)	assuming the due execution and delivery of the Agreement by the Company the Noteholder Addendum and the Agreement are legally valid and binding obligations of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally; and

(e)	as of the date of this Noteholder Addendum, it is not aware of any event that, due to any fiduciary or other duty to any other person, would prevent it from taking any action required of it under the Agreement and this Noteholder Addendum.

1

By executing and delivering this Noteholder Addendum, the undersigned agrees to be bound by all the terms of the Agreement and will take all necessary action to cause the Trustee in connection with the Restructuring and the Plan to vote to accept the Plan unless a Termination Event has occurred and become effective with respect to the Agreement.

The undersigned acknowledges and agrees that once delivered to the Company, it may not revoke, withdraw, amend, change or modify this Noteholder Addendum unless a Termination Event has occurred and become effective with respect to the Agreement.

THIS NOTEHOLDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

This Noteholder Addendum may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

[Signature on Following Page]

2

IN WITNESS WHEREOF, the parties hereto have caused this Noteholder Addendum to be duly executed and delivered by their proper and duly authorized officers as of this      day of             , 2009.

[NAME]

as a Consenting Noteholder
[Please type the legal name of the undersigned above]

By:
Name:
Title:

[If second signature is necessary:]

By:
Name:
Title:

Principal Amount of Senior Notes: $

3

Schedule 2

ASSUMPTION AND JOINDER AGREEMENT

Reference is made to (i) that certain Noteholder Restructuring Plan Support Agreement (as amended, modified or supplemented from time to time, the “Agreement”), dated as of                 , 2009, by and among GSI Group, Inc. (“GSI Group”) and each of its subsidiaries and affiliates that may or will be a debtor in the Chapter 11 Cases (collectively, “Company”) and each of the Consenting Noteholders party thereto from time to time, and (ii) that certain Noteholder Addendum, dated as of                  , 2009 (the “Transferor Noteholder Addendum”) submitted by                     , as transferor (the “Transferor”). Each capitalized term used but not defined herein shall have the meaning given to it in the Agreement.

As a condition precedent to becoming the holder or owner of              dollars ($            ) in principal amount of the Senior Note Claims held as of the date hereof by the Transferor, the undersigned (the “Transferee”) hereby agrees to become bound by all the terms, conditions and obligations set forth in the Agreement and the Transferor Noteholder Addendum copies of which are attached hereto as Annex I. This Assumption and Joinder Agreement shall take effect and shall become an integral part of the Agreement and the Transferor Noteholder Addendum immediately upon its execution, and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Agreement and the Transferor Noteholder Addendum as of the date thereof. The Transferee shall hereafter be deemed to be a “Consenting Noteholder” and a “Party” for all purposes under the Agreement.

[Signatures on Following Page]

1

IN WITNESS WHEREOF, this Assumption and Joinder Agreement has been duly executed by each of the undersigned as of the date specified below.

Date:                 , 2009

Name of Transferor	Name of Transferee

Authorized Signatory of Transferor	Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)	(Type or Print Name and Title of Authorized Signatory)

Address of Transferee:

Attn:

Tel:

Fax:

E-mail:

2

Exhibit A

PLAN

(See attached.)

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)
	)	Chapter 11
MES INTERNATIONAL, INC.,[1]	)
	)	Case No.
Debtor.	)
)
In re:	)
	)	Chapter 11
GSI GROUP INC.,	)
	)	Case No.
Debtor.	)
)
In re:	)
	)	Chapter 11
GSI GROUP CORPORATION,	)
	)	Case No.
Debtor.	)
	)	Joint Administration Requested

JOINT CHAPTER 11 PLAN OF REORGANIZATION

FOR MES INTERNATIONAL, INC., GSI GROUP INC. AND

GSI GROUP CORPORATION

Dated: November 20, 2009	BROWN RUDNICK LLP
Proposed Co-Counsel to Debtors-in-Possession
William R. Baldiga, Esq.
One Financial Center
Boston, Massachusetts 02111
Tel: (617) 856-8200
Fax: (617) 856-8201

SAUL EWING LLP
Proposed Co-Counsel to Debtors-in-Possession
Mark Minuti, Esq.
222 Delaware Avenue, Suite 1200
P. O. Box 1266
Wilmington, DE 19899
(302) 421-6840 (office)
(302) 421-5873 (fax)

[1]

The Debtors and the last four digits of their respective taxpayer identification numbers are as follows: MES International, Inc. (1964); GSI Group Inc. (0412); and GSI Group Corporation (9358). The Debtors’ headquarters is located at 125 Middlesex Turnpike, Bedford, MA 01730.

i

6.3.	Reorganized Holdings Constituent Documents.	9
6.4.	New Corporate Structure for Reorganized Holdings.	9
6.5.	Cancellation of Holdings Equity Interests, Rights, GSI UK Note and Senior Notes.	10
6.6.	New Common Shares and New Warrants.	10
6.7.	New Senior Secured Notes.	11
6.8.	Other General Corporate Matters.	11
6.9.	Continued Corporate Existence of the Debtors.	12
6.10.	Re-vesting of Assets.	12
6.11.	Management.	12
6.12.	Boards of Directors.	12
6.13.	Officers.	13
6.14.	Management Incentive Plan.	13
6.15.	Causes of Action.	13
6.16.	Appointment of the Disbursing Agent.	14
6.17.	Sources of Cash for Plan Distributions.	14
6.18.	Releases by the Debtors.	14
6.19.	Releases by Creditors and Equity Security Holders.	14
6.20.	Fixing of Principal Balance of GSI UK Note.	15

ARTICLE VII.	PLAN DISTRIBUTION PROVISIONS	15

7.1.	Plan Distributions.	15
7.2.	Timing of Plan Distributions.	15
7.3.	Address for Delivery of Plan Distributions/Unclaimed Plan Distributions.	15
7.4.	De Minimis Plan Distributions.	16
7.5.	Time Bar to Cash Payments.	16
7.6.	Manner of Payment under the Plan.	16
7.7.	Expenses Incurred on or after the Effective Date and Claims of the Disbursing Agent.	16
7.8.	Fractional Plan Distributions.	16
7.9.	Special Plan Distribution Provisions for Equity Interests and Senior Note Claims.	17
7.10.	Surrender and Cancellation of Instruments.	18

ARTICLE VIII.	PROCEDURES FOR RESOLVING AND TREATING CONTESTED CLAIMS	18

8.1.	Objection Deadline.	18
8.2.	Prosecution of Contested Claims.	18
8.3.	Claims Settlement.	18
8.4.	Entitlement to Plan Distributions Upon Allowance.	19
8.5.	Estimation of Claims.	19

ARTICLE IX.	CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE OCCURRENCE OF THE EFFECTIVE DATE	19

9.1.	Conditions Precedent to Confirmation.	19
9.2.	Conditions Precedent to the Occurrence of the Effective Date.	20
9.3.	Waiver of Conditions.	20
9.4.	Effect of Non-Occurrence of the Effective Date.	21

ARTICLE X.	THE DISBURSING AGENT	21

10.1.	Powers and Duties.	21
10.2.	Plan Distributions.	21
10.3.	Exculpation.	21

ARTICLE XI.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	22

11.1.	Assumption and Rejection of Executory Contracts and Unexpired Leases.	22
11.2.	Cure.	23
11.3.	Claims Arising from Rejection, Expiration or Termination.	24

ARTICLE XII.	RETENTION OF JURISDICTION	24

ARTICLE XIII.	MISCELLANEOUS PROVISIONS	26

13.1.	Payment of Statutory Fees.	26
13.2.	Satisfaction of Claims.	26
13.3.	Special Provisions Regarding Insured Claims.	26
13.4.	Subrogation.	27
13.5.	Third Party Agreements; Subordination.	27
13.6.	Exculpation.	27
13.7.	Discharge of Liabilities.	28
13.8.	Discharge of Debtors.	28
13.9.	Notices.	28
13.10.	Headings.	29
13.11.	Governing Law.	29
13.12.	Expedited Determination.	29
13.13.	Exemption from Transfer Taxes.	30
13.14.	Retiree Benefits.	30
13.15.	Notice of Entry of Confirmation Order and Relevant Dates.	30
13.16.	Interest and Attorneys’ Fees.	30
13.17.	Modification of the Plan.	30
13.18.	Revocation of Plan.	31
13.19.	Setoff Rights.	31
13.20.	Compliance with Tax Requirements.	31
13.21.	Rates; Currency.	32
13.22.	Injunctions.	32
13.23.	Binding Effect.	32
13.24.	Severability.	33
13.25.	No Admissions.	33

TABLE OF EXHIBITS

Exhibit	Name
A	Glossary of Defined Terms

B	List of Plan Documents

v

MES International, Inc., GSI Group Inc. and GSI Group Corporation, debtors and debtors in possession in the above-captioned chapter 11 cases for which joint administration has been requested, hereby collectively and jointly propose the following chapter 11 plan of reorganization:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

1.1.	Definitions.

The capitalized terms used herein shall have the respective meanings set forth in the Glossary of Defined Terms attached hereto as Exhibit “A”.

1.2.	Interpretation.

Unless otherwise specified, all section, article and exhibit references in the Plan are to the respective section in, article of, or exhibit to, the Plan, as the same may be amended, supplemented, waived or modified from time to time in accordance with the terms hereof. Words denoting the singular number shall include the plural number and vice versa, as appropriate, and words denoting one gender shall include the other gender. The Disclosure Statement may be referred to for purposes of interpretation to the extent any term or provision of the Plan is determined by the Bankruptcy Court to be ambiguous.

1.3.	Application of Definitions and Rules of Construction Contained in the Bankruptcy Code.

Words and terms defined in section 101 of the Bankruptcy Code shall have the same meanings when used in the Plan, unless a different definition is given in the Glossary of Defined Terms. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

1.4.	Other Terms.

The words “herein,” “hereof,” “hereto,” “hereunder” and others of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan.

1.5.	Appendices and Plan Documents.

All appendices to the Plan and the Plan Documents are incorporated into the Plan by this reference and are a part of the Plan as if set forth in full herein. All Plan Documents shall be filed with the Clerk of the Bankruptcy Court not less than ten (10) days prior to the commencement of the Confirmation Hearing. Holders of Claims and Equity Interests may obtain a copy of the Plan Documents, once filed, by a written request sent to the following address:

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

Attention: William R. Baldiga, Esq.

E-mail: wbaldiga@brownrudnick.com

Telephone: (617) 856-8200

Facsimile: (617) 856-8201

ARTICLE II.

CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

For the purposes of organization, voting and all other confirmation matters, except as otherwise provided herein, all Claims against and all Equity Interests in each of the Debtors shall be classified as set forth in this Article II.

2.1.	Administrative Claims and Tax Claims.

As provided by section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Tax Claims shall not be classified under the Plan, and shall instead be treated separately as unclassified Claims on the terms set forth in Article IV.

2.2.	Claims and Equity Interests.

The classes of Claims against the Debtors and the Equity Interests in the Debtors shall be classified under the Plan as follows:

Class	Designation	Impairment	Whether Entitled to Vote

Class 1A	Holdings Priority Claims	Unimpaired	No (deemed to accept)

Class 1B	GSI Priority Claims	Unimpaired	No (deemed to accept)

Class 1C	MES Priority Claims	Unimpaired	No (deemed to accept)

Class 2A	Holdings Secured Claims	Unimpaired	No (deemed to accept)

Class 2B	GSI Secured Claims	Unimpaired	No (deemed to accept)

Class 2C	MES Secured Claims	Unimpaired	No (deemed to accept)

Class 3A	Holdings General Unsecured Claims	Unimpaired	No (deemed to accept)

Class 3B	GSI General Unsecured Claims	Unimpaired	No (deemed to accept)

Class 3C	MES General Unsecured Claims	Unimpaired	No (deemed to accept)

Class 4A	Holdings Intercompany Claims	Unimpaired	No (deemed to accept)

Class 4B	GSI Intercompany Claims	Unimpaired	No (deemed to accept)

Class	Designation	Impairment	Whether Entitled to Vote

Class 4C	MES Intercompany Claims	Unimpaired	No (deemed to accept)

Class 5A	Holdings Note Claims	Impaired	Yes

Class 5B	GSI Note Claims	Impaired	Yes

Class 6A	Holdings Equity Interests	Impaired	Yes

Class 6B	GSI Equity Interests	Unimpaired	No (deemed to accept)

Class 6C	MES Equity Interests	Unimpaired	No (deemed to accept)

2.3.	Elimination of Classes.

Any Class of Claims that does not consist, as of the date of the Confirmation Hearing, of at least one Allowed Claim, Disputed Claim or a Claim temporarily Allowed under Rule 3018 of the Bankruptcy Rules, shall be deemed deleted from this Plan for all purposes.

2.4.	Impairment Controversies.

If a controversy arises as to whether any Claim or Equity Interest, or any class of Claims or Equity Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

ARTICLE III.

PROVISIONS FOR TREATMENT OF CLAIMS

AND EQUITY INTERESTS UNDER THE PLAN

The classes of Claims against the Debtors and Equity Interests in the Debtors shall be treated under the Plan as follows:

3.1.	Classes 1A, 1B and 1C (collectively “Class 1”) – Priority Claims.

Each Allowed Priority Claim against any of the Debtors shall be unimpaired under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all legal, equitable and contractual rights as to an Allowed Priority Claim shall be fully reinstated and retained, and such Allowed Priority Claim shall, at the sole option of the applicable Debtor, receive the following treatment: (i) be paid on the Plan Distribution Date in full in Cash with Post-Petition Interest from the Petition Date through the Effective Date; (ii) be paid in accordance with the terms under which such Allowed Priority Claim arose, or (iii) receive such other treatment as may be agreed upon in writing by the holder of such Claim; provided that such agreed upon treatment may not provide the holder of such Claim with a return having a present value as of the Effective Date that is greater than the amount of such Allowed Priority Claim.

3.2.	Classes 2A, 2B and 2C (collectively “Class 2”) – Secured Claims.

Each Allowed Secured Claim against any of the Debtors shall be unimpaired under the Plan and, at the sole option of the applicable Debtor, shall receive the following treatment: (i) shall receive on the Plan Distribution Date on account of such Allowed Secured Claim a Cash payment in an amount equal to the amount of the Allowed Secured Claim as of the Effective Date with Post-Petition Interest from the Petition Date through the Effective Date; (ii) shall retain its liens securing such Allowed Secured Claim and receive on account of such Allowed Secured Claim deferred cash payments having a present value on the Effective Date equal to the amount of such Allowed Secured Claim with Post-Petition Interest from the Petition Date through the Effective Date; (iii) shall realize the “indubitable equivalent” of such Allowed Secured Claim; (iv) the property securing the Allowed Secured Claim shall be sold free and clear of liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds as provided in clause (ii), (iii) or (vi) of this subparagraph; (v) if such Allowed Secured Claim is subject to a valid right of recoupment or setoff, such Claim shall be setoff to the extent of the amount subject to setoff in accordance with sections 506(a) and 553 of the Bankruptcy Code; (vi) shall retain its liens securing such Allowed Secured Claim and be paid in accordance with the terms under which such Allowed Secured Claim arose; or (vii) shall receive such other treatment as may be agreed upon in writing by the holder of such Claim and such Debtor; provided that such agreed upon treatment may not provide the holder of such Claim with a return having a present value as of the Effective Date that is greater than the amount of such Allowed Secured Claim.

3.3.	Classes 3A, 3B and 3C (collectively “Class 3”) – General Unsecured Claims.

Each Allowed General Unsecured Claim against the Debtors shall be unimpaired under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all legal, equitable and contractual rights as to such Allowed General Unsecured Claim shall be fully reinstated and retained, and such Allowed General Unsecured Claim shall, at the sole option of the Debtors, receive the following treatment: (i) be paid on the Plan Distribution Date in full in Cash with Post-Petition Interest from the Petition Date through the Effective Date, (ii) be paid in accordance with the terms under which such Allowed General Unsecured Claim arose, or (iii) receive such other treatment as may be agreed upon in writing by the holder of such Claim and the Debtors; provided that such agreed upon treatment may not provide the holder of such Claim with a return having a present value as of the Effective Date that is greater than the amount of such Allowed General Unsecured Claim.

3.4.	Classes 4A, 4B and 4C (collectively “Class 4”) – Intercompany Claims.

Each Allowed Intercompany Claim against the Debtors shall be unimpaired under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all legal, equitable and contractual rights as to an Allowed Intercompany Claim shall be fully reinstated and retained, and such Allowed Intercompany Claim shall, at the sole option of the applicable Debtor, receive the following treatment: (i) be paid in accordance with the terms under which such Allowed Intercompany Claim arose, or (ii) receive such other treatment as may be agreed upon in writing by the holder of such Claim; provided that such agreed upon treatment may not provide the holder of such Claim with a return having a present value as of the Effective Date that is greater than the amount of such Allowed Intercompany Claim.

3.5.	Classes 5A, and 5B (collectively “Class 5”) – Note Claims.

On the Plan Distribution Date, each Allowed Note Claim shall receive the following in full satisfaction of such Allowed Note Claim:

(i) a payment in Cash for interest (at the non-default rate) due under such Allowed Note Claim to the extent such interest is accrued, due and payable under the Allowed Note Claim and unpaid as of the Petition Date, at the contractual (non-default) rate provided in such Senior Note or GSI UK Note, as applicable, if any;

(ii) a payment in Cash for all reasonable fees, expenses (including, without limitation, all amounts payable to the Indenture Trustee) and all other amounts (other than principal, accrued interest or any penalties) due under such Allowed Note Claim to the extent such fees, expenses and other amounts are due and payable under the Allowed Note Claim and unpaid as of the Effective Date;

(iii) a Pro Rata Share of the total amount of New Common Shares to be issued in respect of all of the Class 5 Note Claims, which total amount in the aggregate shall be equal to 81.4% of the Outstanding Capital Stock of Reorganized Holdings;

(iv) a Pro Rata Share of the New Senior Secured Notes; and

(v) a Pro Rata Share of the Cash Note Payment.

3.6.	Class 6A – Holdings Equity Interest.

On the Effective Date, all Allowed Holdings Equity Interests shall be cancelled, and on account of each Holdings Equity Interest there shall be distributed on the Plan Distribution Date:

(i) a Pro Rata Share of the total amount of New Common Shares to be issued in respect of all of the Class 6A Holdings Equity Interest, which total amount shall be 18.6% of the Outstanding Capital Stock of Reorganized Holdings;

(ii) a Pro Rata Share of New $1.10 Warrants; and

(iii) a Pro Rata Share of New $2.00 Warrants.

All Holdings Equity Interests which are either unexercised or unvested as of the Voting Record Date (and therefore are not included in the definition of Holdings Equity Interests) and all Rights shall be cancelled and terminated on the Effective Date, and the holders of such unexercised or unvested Equity Interests and Rights shall neither receive nor retain any property under the Plan on account of such unexercised or unvested Equity Interests and Rights unless the Bankruptcy Court orders otherwise.

3.7.	Class 6B – GSI Equity Interests.

Each GSI Equity Interest shall be unimpaired under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights as to such Equity Interests shall be fully reinstated and retained on and after the Effective Date and shall become Equity Interests held by Reorganized Holdings pursuant to the terms of the Plan.

3.8.	Class 6C – MES Equity Interests.

Each MES Equity Interest shall be unimpaired under the Plan and, pursuant to section 1124 of the Bankruptcy Code, all of the legal, equitable and contractual rights as to such Equity Interests shall be fully reinstated and retained on and after the Effective Date.

ARTICLE IV.

PROVISIONS FOR TREATMENT

OF UNCLASSIFIED CLAIMS UNDER THE PLAN

4.1.	Unclassified Claims.

Administrative Claims and Tax Claims are treated in accordance with sections 1129(a)(9)(A) and 1129(a)(9)(C) of the Bankruptcy Code, respectively. Such Claims are not designated as classes of Claims for the purposes of this Plan or for the purposes of sections 1123, 1124, 1125, 1126 or 1129 of the Bankruptcy Code.

4.2.	Treatment of Administrative Claims.

All Administrative Claims shall be treated as follows:

(a) Time for Filing Administrative Claims.

The holder of an Administrative Claim, other than (i) a Fee Claim, (ii) a liability incurred and payable in the ordinary course of business by a Debtor (and not past due), or (iii) an Administrative Claim that has been Allowed on or before the Effective Date, must file with the Bankruptcy Court and serve on the Debtors, any Committee and the Office of the United States Trustee, notice of such Administrative Claim within forty (40) days after service of Notice of Confirmation. Such notice must include at a minimum (A) the name of the Debtor(s) which are purported to be liable for the Claim, (B) the name of the holder of the Claim, (C) the amount of the Claim, and (D) the basis of the Claim. Failure to file and serve such notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

(b) Time for Filing Fee Claims.

Each Professional Person who holds or asserts a Fee Claim shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a Fee Application within thirty (30) days after the Effective Date. The failure to timely file and serve such Fee Application shall result in the Fee Claim being forever barred and discharged.

(c) Allowance of Administrative Claims and Fee Claims.

An Administrative Claim with respect to which notice has been properly filed and served pursuant to Section 4.2(a) shall become an Allowed Administrative Claim if no objection is filed within thirty (30) days after the later of (i) the Effective Date, or (ii) the date of service of the applicable notice of Administrative Claim or such later date as may be approved by the Bankruptcy Court on motion of a party in interest, without notice or a hearing. If an objection is filed within such thirty (30) day period (or any extension thereof), the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order. A Fee Claim in respect of which a Fee Application has been properly filed and served pursuant to Section 4.2(b) shall become an Allowed Administrative Claim only to the extent allowed by order of the Bankruptcy Court.

(d) Payment of Allowed Administrative Claims.

Each Allowed Administrative Claim shall, at the sole option of the Debtors, receive (i) on the Plan Distribution Date, the amount of such Allowed Claim in Cash, (ii) with respect to Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors, payment when and as such Administrative Claims become due and owing by their ordinary course terms, or (iii) such other treatment as may be agreed upon in writing by the Debtors or the Disbursing Agent, as the case may be, and the holder of such Claim; provided, that such treatment shall not provide to the holder of such Claim a return having a present value as of the Effective Date in excess of such Allowed Administrative Claim. If a portion of an Administrative Claim is disputed, the undisputed portion of such Administrative Claim shall be timely paid as provided above.

(e) Allocation of Payments.

All payments made in respect of Allowed Administrative Claims pursuant to this Section shall be allocated among the Debtors, as determined by the Debtors in consultation with the Disbursing Agent (or, but only if there is a dispute as to the same, by the Bankruptcy Court), on a fair and equitable basis.

4.3.	Treatment of Tax Claims.

At the election of the Debtors, each Allowed Tax Claim shall receive, in full satisfaction of such Allowed Tax Claim, (a) the amount of such Allowed Tax Claim, with Post-Confirmation Interest thereon, in equal annual Cash payments on each anniversary of the Effective Date, until the sixth anniversary of the date of assessment of such Tax Claim (provided that the Debtors may prepay the balance of any such Allowed Tax Claim at any time without penalty); (b) a lesser amount in one Cash payment as may be agreed upon in writing by the holder of such Claim; or (c) such other treatment as may be agreed upon in writing by the holder of such Claim and the Debtors; provided, that such agreed-upon treatment may not provide the holder of such Claim with a return having a present value as of the Effective Date that is greater than the amount of such holder’s Allowed Tax Claim. The Confirmation Order shall enjoin any holder of an Allowed Tax Claim from commencing or continuing any action or proceeding against any responsible person, officer or director of the Debtors that otherwise would be liable to such holder for payment of a Tax Claim so long as the Debtors are in compliance with this Section. So long as the holder of an Allowed Tax Claim is enjoined from commencing or continuing any action or proceeding against any responsible person, officer or director under this Section or pursuant to the Confirmation Order, the statute of limitations for commencing or continuing any such action or proceeding shall be tolled.

ARTICLE V.

ACCEPTANCE OR REJECTION OF THE PLAN;

EFFECT OF REJECTION BY ONE OR MORE

CLASSES OF CLAIMS OR EQUITY INTERESTS

5.1.	Classes Entitled to Vote.

Each Class of Claims or Equity Interests that is impaired and will (or may) receive or retain property or any interest in property under this Plan, shall be entitled to vote to accept or reject this Plan. By operation of law, each Class of Claims that is unimpaired is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan.

5.2.	Class Acceptance Requirement.

A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds ( 2/3) in amount and more than one-half ( 1/2) in number of the Allowed Claims in such class that have voted on the Plan. A class of Equity Interests shall have accepted the Plan if it is accepted by holders of at least two-thirds ( 2/3) of the Allowed Equity Interests in such class that actually vote on the Plan.

5.3.	Cramdown.

If all applicable requirements for confirmation of this Plan are met as set forth in section 1129(a)(1) through (16) of the Bankruptcy Code, except subsection (8) thereof, then this Plan shall be treated as a request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code notwithstanding the failure to satisfy the requirements of section 1129(a)(8), on the basis that the Plan is fair and equitable and does not discriminate unfairly with respect to each class of Claims or Equity Interests that is impaired under, and has not accepted, this Plan.

5.4.	Confirmation in All Cases.

Except as provided in Section 13.18, the Plan shall not be deemed to have been confirmed in any respect unless and until the Plan has been confirmed as to each of the Debtors.

ARTICLE VI.

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1.	Operations between the Confirmation Date and the Effective Date.

During the period from the Confirmation Date through and until the Effective Date, the Debtors shall continue to operate their businesses as Debtors in Possession, subject to the Bankruptcy Code, the Bankruptcy Rules and all orders of the Bankruptcy Court that are then in full force and effect.

6.2.	Reporting Requirements Under Exchange Act, Listing on Securities Exchange and Registration Rights.

(a) Reporting Requirements and Listing. Reorganized Holdings shall use its best efforts to be a mandatory reporting company under Section 11 of the Exchange Act, but it shall have no liability if it is unable to do so. In addition, Reorganized Holdings shall use its best efforts to list, as promptly as practicable after the Effective Date, the New Common Shares on a national securities exchange or for quotation on a national automated interdealer quotation system, but it shall have no liability if it is unable to do so. Persons receiving distributions of New Common Shares, by accepting such distributions, will be deemed to have agreed to cooperate with Reorganized Holdings’ reasonable requests to assist it in its efforts to list the New Common Shares on a national securities exchange or quotation system including, without limitation, by appointing or supporting the appointment of a sufficient number of directors to the board of directors of Reorganized Holdings who satisfy the independence and other requirements of any such national securities exchange or quotation system.

(b) Registration Rights Agreement On the Effective Date, Reorganized Holdings shall enter into the Registration Rights Agreement.

6.3.	Reorganized Holdings Constituent Documents.

As of the Effective Date, the Reorganized Holdings Constituent Documents are hereby authorized without further act or action under applicable law, regulation, order or rule and the Debtors and Reorganized GSI Entities, as applicable, are authorized to file such Reorganized Holdings Constituent Documents with the applicable Secretary(s) of State or the Director under the New Brunswick Business Corporations Act, as applicable.

6.4.	New Corporate Structure for Reorganized Holdings.

Except as otherwise set forth in the Plan, prior to or as of the Effective Date the Debtors may cause any or all of the Debtors to engage in any restructuring transactions deemed necessary or appropriate (including, without limitation, those merging, dissolving or transferring assets between or among the Debtors and/or the Non-Debtor Subsidiaries that are not Debtors in the Chapter 11 Cases) to implement the provisions of this Plan or to take any other actions consistent with this Plan and not prohibited by applicable law.

6.5.	Cancellation of Holdings Equity Interests, Rights, GSI UK Note and Senior Notes.

On the Effective Date, except as otherwise provided for herein:

(i) the Holdings Equity Interests, the GSI UK Note and the Senior Notes and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors related to the Holdings Equity Interests, the GSI UK Note or the Senior Notes shall be canceled and terminated; and

(ii) the obligations of the Debtors under any agreements, indentures or certificates of designation governing the Holdings Equity Interests, the GSI UK Note, the Senior Notes and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors related to the Holdings Equity Interests, the GSI UK Note and the Senior Notes shall be discharged;

provided, however, that each indenture or other agreement that governs the rights of a Holder of Senior Note Claims and that is administered by an indenture trustee, an agent or a servicer shall continue in effect solely for the purposes of (a) allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article III hereof, and (b) permitting such indenture trustee, agent or servicer to maintain any rights or liens it may have for fees, costs and expenses under such indenture or other agreement; provided, further, that the provisions of clause (ii) of this paragraph shall not affect the discharge of the Debtors’ liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to the Reorganized GSI Entities; and provided further that such cancellation and discharge shall not impair the rights of any person to receive distributions under the Plan. Any actions taken by an indenture trustee, an agent or a servicer that are not for the purposes authorized in this Section 6.5 of the Plan shall not be binding upon the Debtors.

6.6.	New Common Shares and New Warrants.

Reorganized Holdings shall, in exchange for the issuance by Reorganized GSI to Reorganized Holdings of 4,000,000 newly issued shares of common stock of Reorganized GSI, issue from Reorganized Holdings’ treasury to the Senior Noteholders and GSI UK their Pro Rata Share of the total amount of New Common Shares to be issued in respect of all of the Class 5 Note Claims.

As of the Effective Date, the issuance by Reorganized Holdings of the New Common Shares and the New Warrants is hereby authorized without further act or action under applicable law, regulation, order or rule.

The Confirmation Order shall provide that the issuance of the New Common Shares, the New Warrants and the Common Shares issuable upon exercise of the New Warrants shall be exempt from the registration requirements of the Securities Act in accordance with section 1145 of the Bankruptcy Code and applicable Canadian securities laws.

6.7.	New Senior Secured Notes.

(a) Authorization and Issuance

As of the Effective Date, the issuance by Reorganized GSI of the New Senior Secured Notes is hereby authorized without further act or action under applicable law, regulation, order or rule.

As of the Effective Date, the guarantee by Reorganized Holdings and Reorganized MES of the New Senior Secured Notes is hereby authorized without further act or action under applicable law, regulation, order or rule.

The Confirmation Order shall provide that the issuance of the New Senior Secured Notes shall be exempt from the registration requirements of the Securities Act in accordance with section 1145 of the Bankruptcy Code and applicable Canadian securities laws.

(b) New Indenture. On the Effective Date, Reorganized Holdings, Reorganized GSI and Reorganized MES shall enter into, and shall cause their respective Subsidiaries party to the New Indenture to enter into, the New Indenture providing for the issuance of the New Senior Secured Notes and guarantees of such notes. Reorganized GSI shall qualify the New Indenture in accordance with the Trust Indenture Act of 1939.

(c) Security Documents. On or before the Effective Date, (i) Reorganized Holdings shall execute and shall cause its Subsidiaries party to the Security Documents to execute the Security Documents and (ii) if the Security Document is not a document that is to be executed, then Reorganized Holdings shall deliver or cause its Subsidiaries to deliver the Security Documents.

6.8.	Other General Corporate Matters.

On or after the Effective Date, the Reorganized GSI Entities will be authorized to take such action as is necessary under the laws of the Province of New Brunswick, Canada, the State of Michigan, the State of Delaware, federal law and other applicable law to effect the terms and provisions of this Plan. Without limiting the foregoing, the issuance of the New Common Shares, the approval of the Reorganized Holdings Constituent Documents, the election and the appointment of directors and officers, and any other matter involving the corporate structure of the Reorganized Holdings shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to section 303 and other applicable provisions of the Delaware General Corporation Law, section 450.1861 of the Michigan General Corporation Act and section 132 of the New Brunswick Business Corporation Act without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized GSI Entities. All obligations of the Debtors to indemnify and hold harmless their current and former directors, officers and employees, whether arising under the Debtors’ constituent documents, contract, law or equity, shall be assumed by, and assigned to, the Reorganized GSI Entities upon the occurrence of the Effective Date with the same effect as though such obligations constituted executory contracts that are assumed (or assumed and assigned, as applicable) under section 365 of the Bankruptcy Code, and all such obligations shall be fully enforceable in accordance with their terms from and after the Effective Date. Except as provided in Section 6.19 hereof, the prosecution of any so indemnified Cause of Action shall, upon the occurrence of the Effective Date, be enjoined and prohibited.

6.9.	Continued Corporate Existence of the Debtors.

Each of the Debtors shall continue to exist after the Effective Date as a separate entity, with all the powers available to such legal entity, in accordance with applicable law and pursuant to the Reorganized Holdings Constituent Documents, which shall become effective upon the occurrence of the Effective Date. On or after the Effective Date, the Debtors may, within their sole and exclusive discretion, take such action as permitted by applicable law and their constituent documents, as they determine may be reasonable and appropriate.

6.10.	Re-vesting of Assets.

Upon the occurrence of the Effective Date, except as otherwise expressly provided in the Plan, title to all of the Assets of the Debtors and their Estates shall vest in the Reorganized GSI Entities free and clear of all liens, Claims, Causes of Action, interests, security interests and other encumbrances and without further order of the Bankruptcy Court. On and after the occurrence of the Effective Date, the Reorganized GSI Entities may operate their businesses and may use, acquire and dispose of their Assets free of any restrictions of the Bankruptcy Code.

6.11.	Management.

Except as set forth in Section 6.12 hereof, upon the occurrence of the Effective Date, the management and operation of each of the Reorganized GSI Entities shall be the general responsibility of each such entity’s then current board of directors and management. The Confirmation Order shall ratify and approve all actions taken by each of the Debtors from the Petition Date through the Effective Date.

6.12.	Boards of Directors.

(a) Reorganized Holdings. On the Effective Date, the board of directors of Reorganized Holdings shall be set at seven members (including the Chief Executive Officer of Reorganized Holdings and five members selected by the Noteholders). The identities of the members of the board of directors of Reorganized Holdings shall be disclosed prior to the conclusion of the Confirmation Hearing. Such directors shall serve in accordance with the applicable Reorganized Holdings Constituent Documents, as the same may be amended from time to time.

(b) Reorganized GSI. On the Effective Date, Reorganized Holdings, as sole stockholder of Reorganized GSI and as contemplated by the Bylaws of Reorganized GSI, shall continue to be authorized to take actions required to be taken by the board of directors of Reorganized GSI.

(c) Reorganized MES. On the Effective Date, the initial board of directors of Reorganized MES shall be comprised of the individuals who hold such positions as of the Effective Date.

(d) Continuing Directors. From and after the Effective Date, the members of the board of directors (or managers, as applicable) of the Reorganized GSI Entities shall be selected and determined in accordance with the provisions of the respective Reorganized Holdings Constituent Documents and applicable law.

6.13.	Officers.

Except as otherwise determined by the board of directors of the Reorganized GSI Entities, the then current officers of each of the Debtors shall serve in such positions after the Effective Date for each of the Reorganized GSI Entities in accordance with their respective employment agreements, if any, and applicable law. Subject to any applicable employment agreements and applicable law, from and after the Effective Date, the officers of the Reorganized GSI Entities shall be selected and appointed by the respective boards of directors of such entities, in accordance with, and pursuant to, the provisions of applicable law and the respective Reorganized Holdings Constituent Documents.

6.14.	Management Incentive Plan.

As soon as reasonably practicable after the Effective Date, the board of directors of Reorganized Holdings will establish and implement a new management incentive plan under which New Common Shares in an amount not to exceed 8% of the Post-Effective Date Fully Diluted Capital Stock of Reorganized Holdings will be reserved for management of Reorganized Holdings. Any such allocation under such new management incentive plan will be determined by the board of directors of Reorganized Holdings, which allocation may consist of, among other things, restricted stock and/or time and performance based options, and will take account of any other bonus and compensation plans. The members of management and the employees entitled to participate in the new management incentive plan, and the awards for each, will be determined by the board of directors of Reorganized Holdings in its sole and absolute discretion.

6.15.	Causes of Action.

Except as otherwise provided in the Plan, all Causes of Action of any of the Debtors and their respective Estates, shall, upon the occurrence of the Effective Date, be transferred to, and be vested in, the Reorganized GSI Entities. Except as otherwise provided in the Plan, the Reorganized GSI Entities’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Debtors hereby waive, and do not preserve, any Avoidance Actions.

No Person may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Estates, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except only for any Avoidance Action and except as otherwise expressly provided in the Plan or the Plan Documents. Unless any Causes of Action against a Person are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Final Order, the Debtors expressly reserve all such Causes of Action for later adjudication and, therefore, no preclusion doctrine, including without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the confirmation or consummation of the Plan.

6.16.	Appointment of the Disbursing Agent.

Upon the occurrence of the Effective Date, Reorganized Holdings shall be appointed to serve as the Disbursing Agent, and shall have all powers, rights, duties and protections afforded the Disbursing Agent under the Plan. Reorganized Holdings may delegate or assign such appointment in its discretion.

6.17.	Sources of Cash for Plan Distributions.

All Cash necessary for the Disbursing Agent to make Plan Distributions and any other payments shall be obtained from the Debtors’ existing Cash balances.

6.18.	Releases by the Debtors.

As of the Effective Date, for good and valuable consideration, the Debtors and the Reorganized GSI Entities (in their individual capacities and as Debtors in Possession)shall be deemed to release and forever waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Chapter 11 Cases, this Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized GSI Entities against any of the Released Parties; provided, however, that nothing in this Section shall be construed to release any party or entity from (x) willful misconduct or gross negligence as determined by a Final Order, or (y) any objections by the Debtors or the Reorganized GSI Entities to Claims or Equity Interests filed by such party or entity against any Debtor and/or its Estate.

6.19.	Releases by Creditors and Equity Security Holders.

Subject to the occurrence of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each holder of a Claim or Equity Interest that votes to accept the Plan, solely in its capacity as the holder of such Claim or Equity Interest, shall be presumed conclusively absolutely, unconditionally and irrevocably to have released and forever waived and discharged any Cause of Action and any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether direct or derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Chapter 11 Cases, this Plan, the Disclosure Statement, any Debtor, the Debtors’ restructuring or the purchase, sale or rescission of the purchase or sale of any security of any Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Equity Interests prior to or in the Chapter 11 Cases or any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date of the Plan and including any claim that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized GSI Entities, in each case, against any of the Released Parties; provided, however, that nothing in this Section shall be construed to release any party from willful misconduct or gross negligence as determined by a Final Order.

6.20.	Fixing of Principal Balance of GSI UK Note.

For administrative ease (given that the GSI UK Note is denominated in British pounds and the exchange rate between United States Dollars and British Pounds fluctuates daily, it shall be assumed that the outstanding principal balance of the GSI UK Note is fixed at $20,000,000 for purposes of Plan Distributions, and the difference (in United States Dollars) between $20,000,000 and the value as of the Petition Date (in United States Dollars) of GBP 12,500,000 shall be added or subtracted, as the case may be, to the intercompany account maintained between GSI UK and GSI.

ARTICLE VII.

PLAN DISTRIBUTION PROVISIONS

7.1.	Plan Distributions.

The Disbursing Agent shall make all Plan Distributions. In the event a Plan Distribution is payable on a day other than a Business Day, such Plan Distribution shall instead be paid on the immediately succeeding Business Day, but shall be deemed to have been made on the date otherwise due. For federal income tax purposes, except to the extent a Plan Distribution is made in connection with reinstatement of an obligation pursuant to section 1124 of the Bankruptcy Code, a Plan Distribution will be allocated first to the principal amount of a Claim and then, to the extent the Plan Distribution exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

7.2.	Timing of Plan Distributions.

Each Plan Distribution shall be made on the relevant Plan Distribution Date therefor and shall be deemed to have been timely made if made on such date or within ten (10) days thereafter.

7.3.	Address for Delivery of Plan Distributions/Unclaimed Plan Distributions.

Subject to Bankruptcy Rule 9010, any Plan Distribution or delivery to a holder of an Allowed Claim shall be made at the address of such holder as set forth (a) in the Schedules, (b) on the proof of Claim filed by such holder, (c) in any notice of assignment filed with the Bankruptcy Court with respect to such Claim pursuant to Bankruptcy Rule 3001(e), and (d) in any notice served by such holder giving details of a change of address. If any Plan Distribution is returned to the Disbursing Agent as undeliverable, no Plan Distributions shall be made to such holder unless the Disbursing Agent is notified of such holder’s then current address within ninety (90) days after such Plan Distribution was returned. After such date, if such notice was not provided, a holder shall have forfeited its right to such Plan Distribution, and the undeliverable Plan Distributions shall be returned to the Reorganized GSI Entities.

7.4.	De Minimis Plan Distributions.

No Plan Distribution of less than ten dollars ($10.00) need be made by the Disbursing Agent to the holder of any Claim unless a request therefor is made in writing to the Disbursing Agent. If no request is made as provided in the preceding sentence within ninety (90) days of the Effective Date, all such Plan Distributions shall revert to the Reorganized GSI Entities.

7.5.	Time Bar to Cash Payments.

Checks issued in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof. Requests for reissuance of any voided check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued. Any claim in respect of such a voided check shall be made within one hundred and eighty (180) days after the date of issuance of such check. If no request is made as provided in the preceding sentence, any claims in respect of such voided check shall be discharged and forever barred and such unclaimed Plan Distribution shall revert to the Reorganized GSI Entities.

7.6.	Manner of Payment under the Plan.

Unless the Person receiving a Plan Distribution agrees otherwise, any Plan Distribution to be made in Cash under the Plan shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank. Cash payments to foreign creditors may, in addition to the foregoing, be made, at the option of the Disbursing Agent in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

7.7.	Expenses Incurred on or after the Effective Date and Claims of the Disbursing Agent.

Except as otherwise ordered by the Bankruptcy Court or as provided herein, the amount of any reasonable fees and expenses incurred (or to be incurred) by the Disbursing Agent on or after the Effective Date (including, but not limited to, taxes) shall be paid when due. Professional fees and expenses incurred by the Disbursing Agent from and after the Effective Date in connection with the effectuation of the Plan shall be paid in the ordinary course of business. Any dispute regarding compensation shall be resolved by agreement of the parties, or if the parties are unable to agree, as determined by the Bankruptcy Court.

7.8.	Fractional Plan Distributions.

(a) When any distribution on account of an Allowed Claim or Allowed Equity Interest pursuant to the Plan would otherwise result in the issuance of a number of New Common Shares (including New Common Shares issuable upon the exercise of New

Warrants) that is not a whole number, the actual distribution of New Common Shares shall be rounded as follows: (i) fractions of  1/2 or greater shall be rounded to the next higher whole number, and (ii) fractions of less than  1/2 shall be rounded to the next lower whole number, provided, however, that the Disbursing Agent, or the Indenture Trustee, as the case may be, shall have the authority to further adjust, after taking into account the rounding provided in this Section 7.8, the number of New Common Shares to be distributed (including New Common Shares issuable upon the exercise of New Warrants) to each holder of Claims or Equity Interest, as applicable, in Classes 5 and 6A (by increasing or decreasing by 1 the number of such shares) as necessary in order for the holders of Claims or Equity Interest, as applicable, in Classes 5 and 6A, as appropriate, to receive New Common Shares in the amounts specified in Article III hereto.

(b) The New Senior Secured Notes shall be issued in a minimum face amount (the “Face Amount Minimum”) and integral multiples (“Integral Multiples”) as provided in the New Indenture. When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance of a New Senior Secured Note (A) in an amount less than the Face Amount Minimum, the face amount of each New Senior Secured Note shall be rounded as follows: (i) amounts that are greater than or equal to 50% of the Face Amount Minimum shall be rounded up to the Face Amount Minimum; and (ii) amounts that are less than 50% of the Face Amount Minimum shall be rounded down and no New Senior Secured Notes shall be issued for such Allowed Clam; and (B) in an amount in excess of the Face Amount Minimum but less than an Integral Multiple, the face amount of each New Senior Secured Note shall be rounded as follows for the portion in excess of the Integral Multiple: (i) amounts that are greater than or equal to 50% of the Integral Multiple shall be rounded to the next higher Integral Multiple; and (ii) amounts that are less than 50% of the Integral Multiple shall be rounded to the next lower Integral Multiple; provided, however, that the Disbursing Agent, or the Indenture Trustee, as the case may be, shall have the authority to further adjust, after taking into account the rounding provided in this Section 7.8, the Pro Rata portion of New Senior Secured Notes to be distributed to each holder of Claims in Class 5 (by increasing or decreasing by the Face Amount Minimum the amount of such New Senior Secured Notes) as necessary in order for the holders of Claims in Class 5 as appropriate, to receive New Senior Secured Notes in the amounts specified in Article III hereto.

7.9.	Special Plan Distribution Provisions for Equity Interests and Senior Note Claims.

For the purpose of making Plan Distributions, the transfer ledger in respect of the Equity Interests and Senior Notes shall be closed as of the close of business on the date set forth in the Disclosure Statement Order (or, if not set forth there, on the Confirmation Date), and the Disbursing Agent and its agent shall be entitled to recognize and deal for all purposes herein with only those holders of record stated on the transfer ledger maintained by the stock transfer agent for the Equity Interests and Senior Notes as of the close of business on the Confirmation Date. On the Effective Date, all Equity Interests in Holdings and Senior Notes shall be cancelled and annulled, and all rights thereunder shall be settled and compromised in full in exchange for the Plan Distributions to be made to the holders of such Equity Interests and Senior Note Claims as applicable.

7.10.	Surrender and Cancellation of Instruments.

As a condition to receiving any Plan Distribution, on or before the Plan Distribution Date, the holder of an Allowed Claim or Allowed Equity Interest evidenced by a certificate, instrument or note, other than any such certificate, instrument or note that is being reinstated or being left unimpaired under the Plan, shall (i) surrender such certificate, instrument or note representing such Claim or Equity Interest, including, without limitation, any guaranties except to the extent assumed by the Debtors, and (ii) execute and deliver such other documents as may be necessary to effectuate the Plan. Such certificate, instrument or note, including any such guaranties, shall thereafter be cancelled and extinguished. The Disbursing Agent shall have the right to withhold any Plan Distribution to be made to or on behalf of any holder of such Claims or Equity Interests unless and until (1) such certificates, instruments or notes, including any such guaranties, are surrendered, or (2) any relevant holder provides to the Disbursing Agent an affidavit of loss or such other documents as may be required by the Disbursing Agent together with an appropriate indemnity in the customary form. Any such holder who fails to surrender such certificates, instruments or notes, including any such guaranties, or otherwise fails to deliver an affidavit of loss and indemnity prior to the second anniversary of the Effective Date, shall be deemed to have forfeited its Claims or Equity Interests, as applicable, and shall not participate in any Plan Distribution. All property in respect of such forfeited Claims or Equity Interests, as applicable, shall revert to the Reorganized GSI Entities. In the event such certificate, instrument or note is held in the name of, or by a nominee of, the Depository Trust Company, the Debtors shall seek the cooperation of the Depository Trust Company and/or the Indenture Trustee in facilitating distributions.

ARTICLE VIII.

PROCEDURES FOR RESOLVING

AND TREATING CONTESTED CLAIMS

8.1.	Objection Deadline.

As soon as practicable, but in no event later than sixty (60) days after the Effective Date (subject to being extended by the order of the Bankruptcy Court upon motion of the Disbursing Agent without notice or a hearing), objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made.

8.2.	Prosecution of Contested Claims.

The Disbursing Agent may object to the allowance of any scheduled or filed Claims as to which liability is disputed in whole or in part. All objections that are filed and prosecuted as provided herein shall be litigated to Final Order or compromised and settled in accordance with Section 8.3.

8.3.	Claims Settlement.

Notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, from and after the Effective Date, the Disbursing Agent shall have authority to settle or compromise all Claims and Causes of Action without further review or approval of the Bankruptcy Court.

8.4.	Entitlement to Plan Distributions Upon Allowance.

Notwithstanding any other provision of the Plan, and except as set forth at Section 4.2 of this Plan as to Administrative Claims, no Plan Distribution shall be made with respect to any Claim to the extent it is a Contested Claim, unless and until such Contested Claim becomes an Allowed Claim, subject to the setoff rights as provided in Section 13.19. When a Claim that is not an Allowed Claim as of the Effective Date becomes an Allowed Claim, the holder of such Allowed Claim shall thereupon become entitled to receive the Plan Distributions in respect of such Claim, the same as though such Claim had been an Allowed Claim on the Effective Date, and without interest or other compensation for the time elapsed after the Effective Date.

8.5.	Estimation of Claims.

The Disbursing Agent may, at any time, request that the Bankruptcy Court estimate any Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Disbursing Agent has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contested Claim, that estimated amount will constitute the Allowed amount of such Claim for all purposes under the Plan. All of the objection, estimation, settlement and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

ARTICLE IX.

CONDITIONS PRECEDENT TO

CONFIRMATION OF THE PLAN AND

THE OCCURRENCE OF THE EFFECTIVE DATE

9.1.	Conditions Precedent to Confirmation.

The following are conditions precedent to confirmation of the Plan:

(a) The Clerk of the Bankruptcy Court shall have entered an order or orders (i) approving the Disclosure Statement as containing “adequate information” pursuant to section 1125 of the Bankruptcy Code, (ii) authorizing the solicitation of votes with respect to the Plan, (iii) determining that all votes are binding and have been properly tabulated as acceptances or rejections of the Plan, (iv) confirming and giving effect to the terms and provisions of the Plan, (v) determining that all applicable tests, standards and burdens in connection with the Plan have been duly satisfied and met by the Debtors and the Plan, (vi) approving the Plan Documents, and (vii) authorizing the Debtors to execute, enter into, and deliver the Plan Documents and to execute, implement, and to take all actions otherwise necessary or appropriate to give effect to, the transactions and transfer of Assets contemplated by the Plan and the Plan Documents;

(b) The Confirmation Order, the Plan Documents and the Plan are each in a form satisfactory to the Debtors; and

(c) The Confirmation Order shall include determinations that all of the settlements and compromises contained in the Plan meet the applicable standards under section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 for approval and implementation.

9.2.	Conditions Precedent to the Occurrence of the Effective Date.

The following are conditions precedent to the occurrence of the Effective Date:

(a) The Confirmation Order shall have been entered by the Clerk of the Bankruptcy Court and shall have become a Final Order;

(b) All necessary consents, authorizations and approvals shall have been given for the transfers of property and the payments provided for or contemplated by the Plan, including, without limitation, satisfaction or waiver of all conditions to the obligations of the Debtors under the Plan and the Plan Documents;

(c) The New Indenture shall have become effective and all conditions to the effectiveness thereof shall have been satisfied or waived;

(d) The Confirmation Order shall have been confirmed and recognized by the Court of Queen’s Bench of New Brunswick;

(e) The Security Documents (i) shall be executed and have become effective and all conditions to the effectiveness thereof shall have been satisfied or waived or (ii) if not a document that is to be executed, then delivered;

(f) The Reorganized Holdings Constituent Documents shall have been filed with the applicable authority of their respective jurisdiction of incorporation and/or formation in accordance with such jurisdictions applicable laws;

(g) The unpaid filed and scheduled (excluding Disallowed Claims) Priority Claims (Class 1), Secured Claims (Class 2) and General Unsecured Claims (Class 3) shall not exceed in the aggregate $22,500,000;

(h) The Effective Date shall have occurred by April 20, 2010 unless such date is extended pursuant to the Plan Support Agreement.

9.3.	Waiver of Conditions.

The conditions set forth in Section 9.1 or Section 9.2 may be waived only as set forth in the Plan Support Agreement.

9.4.	Effect of Non-Occurrence of the Effective Date.

If the Effective Date shall not occur, the Plan shall be null and void and nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims against or Equity Interests in a Debtor; (b) prejudice in any manner the rights of the Debtors, including, without limitation, any right to seek a further extension of the exclusivity periods under section 1121(d) of the Bankruptcy Code; or (c) constitute an admission, acknowledgement, offer or undertaking by the Debtors.

ARTICLE X.

THE DISBURSING AGENT

10.1.	Powers and Duties.

Pursuant to the terms and provisions of the Plan, the Disbursing Agent shall be empowered and directed to (a) take all steps and execute all instruments and documents necessary to make Plan Distributions to holders of Allowed Claims and Equity Interests; (b) comply with the Plan and the obligations thereunder; (c) employ, retain or replace professionals to represent it with respect to its responsibilities; (d) object to Claims as specified in Article VIII, and prosecute such objections; (e) compromise and settle any issue or dispute regarding the amount, validity, priority, treatment or Allowance of any Claim as provided in Article VIII; (f) make annual and other periodic reports regarding the status of distributions under the Plan to the holders of Allowed Claims that are outstanding at such time; such reports to be made available upon request to the holder of any Contested Claim; and (g) exercise such other powers as may be vested in the Disbursing Agent pursuant to the Plan, the Plan Documents or order of the Bankruptcy Court.

10.2.	Plan Distributions.

Pursuant to the terms and provisions of the Plan, the Disbursing Agent shall make the required Plan Distributions specified under the Plan on the relevant Plan Distribution Date therefor.

10.3.	Exculpation.

Except as otherwise provided in this Section, the Disbursing Agent, together with its officers, managers, directors, employees, agents, and representatives, are exculpated pursuant to the Plan by all Persons, holders of Claims and Equity Interests, and all other parties in interest, from any and all Causes of Action arising out of the discharge of the powers and duties conferred upon the Disbursing Agent (and each of its respective paying agents), by the Plan, any Final Order of the Bankruptcy Court entered pursuant to or in the furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the Disbursing Agent’s willful misconduct or gross negligence. No holder of a Claim or an Equity Interest, or representative thereof, shall have or pursue any Cause of Action (a) against the Disbursing Agent or its respective officers, managers, directors, employees, agents and representatives for making Plan Distributions in accordance with the Plan, or (b) against any holder of a Claim or an Equity Interest for receiving or retaining Plan

Distributions as provided for by the Plan. Nothing contained in this Section shall preclude or impair any holder of an Allowed Claim or Allowed Equity Interest from bringing an action in the Bankruptcy Court against any Debtor to compel the making of Plan Distributions contemplated by the Plan on account of such Claim or Equity Interest.

ARTICLE XI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

11.1.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

(a) On the Effective Date, all executory contracts and unexpired leases of the Debtors shall be assumed pursuant to the provisions of section 365 of the Bankruptcy Code, except: (i) any executory contracts and unexpired leases that are the subject of separate motions to reject filed pursuant to section 365 of the Bankruptcy Code by the Debtors before the Effective Date; (ii) any contracts and leases listed in any Schedule 2 attached to the Disclosure Statement and any subsequently filed “Schedule of Rejected Executory Contracts and Unexpired Leases” to be filed by the Debtors with the Bankruptcy Court before the entry of, or as an exhibit to, the Confirmation Order; (iii) all executory contracts and unexpired leases rejected under this Plan or by order of the Bankruptcy Court entered before the Effective Date; (iv) any executory contract or unexpired lease that is the subject of a dispute over the amount or manner of cure pursuant to the next section hereof and for which the Debtors make a motion to reject such contract or lease based upon the existence of such dispute filed at any time; and (v) any agreement, obligation, security interest, transaction or similar undertaking that the Debtors believe is not executory or a lease that is later determined by the Bankruptcy Court to be an executory contract or unexpired lease that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

(b) Inclusion of a contract, lease or other agreement on any Schedule 2 attached to the Disclosure Statement shall constitute adequate and sufficient notice that (i) any Claims arising thereunder or related thereto shall be treated as General Unsecured Claims under the Plan, and (ii) the Debtors are no longer bound by, or otherwise obligated to perform, any such obligations, transactions, or undertakings relating thereto or arising thereunder. The inclusion of a contract, lease or other agreement in Section 11.1(a) or on Disclosure Statement Schedule 3 or the “Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases” shall not constitute an admission by the Debtors as to the characterization of whether any such included contract, lease or other agreement is, or is not, an executory contract or unexpired lease or whether any claimants under any such contract, lease or other agreement are time-barred from asserting Claims against the Debtors. The Debtors reserve all rights with respect to the characterization of any such agreements.

(c) The Plan shall constitute a motion to reject such executory contracts and unexpired leases set forth in any Schedule 2 attached to the Disclosure Statement and any subsequently filed “Schedule of Rejected Executory Contracts and Unexpired Leases” to be filed by the Debtors with the Bankruptcy Court before the entry of, or as an exhibit to, the Confirmation Order, and the Debtors shall have no liability thereunder except as is specifically provided in the Plan. Entry of the Confirmation Order by the Clerk of the

Bankruptcy Court shall constitute approval of such rejections pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such rejected agreement, executory contract or unexpired lease is burdensome and that the rejection thereof is in the best interests of the Debtors and their Estates.

(d) The Plan shall constitute a motion to assume or assume and assign such executory contracts and unexpired leases assumed or assumed and assigned pursuant to Section 11.1(a) and the Debtors shall have no liability thereunder for any breach of any assumed and assigned executory contract or lease occurring after such assignment pursuant to section 365(k) of the Bankruptcy Code, except as is specifically provided in the Plan. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute approval of such assumption or assumption and assignment pursuant to sections 365(a), (b) and (f) of the Bankruptcy Code, and a finding by the Bankruptcy Court that the requirements of section 365(f) of the Bankruptcy Code have been satisfied. Any non-Debtor counterparty to an agreement listed on Schedule 3 or the “Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases,” or otherwise designated as being assumed in Section 11.1(a), who disputes the assumption and/or assignment of an executory contract or unexpired lease must file with the Bankruptcy Court, and serve upon the Debtors and any Committee, a written objection to the assumption and/or assignment, which objection shall set forth the basis for the dispute by no later than ten (10) Business Days prior to the Confirmation Hearing. The failure to timely object shall be deemed a waiver of any and all objections to the assumption or assumption and assignment of executory contracts and leases as set forth in Schedule 3 or the “Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases” or as otherwise designated as being assumed in Section 11.1(a).

11.2.	Cure.

At the election of the Debtors, any monetary defaults under each executory contract and unexpired lease to be assumed under this Plan shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code: (a) by payment of the default amount in Cash on the Effective Date or as soon thereafter as practicable; or (b) on such other terms as agreed to by the parties to such executory contract or unexpired lease. In the event of a dispute regarding: (i) the amount of any cure payments; (ii) the ability to provide adequate assurance of future performance under the contract or lease to be assumed or assigned; or (iii) any other matter pertaining to assumption or assignment, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving assumption or assignment, as applicable. Schedule 3 attached to the Disclosure Statement and any subsequently filed “Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases” sets forth the Debtors’ cure obligations for each agreement which a cure obligation must be satisfied as a condition to the assumption or assumption and assignment of such agreement. Any non-Debtor counterparty to an agreement listed on Schedule 3 attached to the Disclosure Statement and any subsequently filed “Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases” who disputes the scheduled cure obligation must file with the Bankruptcy Court, and serve upon the Debtors and any Committee, a written objection to the cure obligation, which objection shall set forth the basis for the dispute, the alleged correct cure obligation, and any other objection related to the assumption or assumption and assignment of the relevant agreement by no later than ten (10) Business Days prior to the Confirmation Hearing. If a non-Debtor counterparty fails to file and serve an objection which complies with the foregoing, the cure obligation set forth on Schedule 3 attached to the Disclosure Statement and any subsequently filed “Schedule of Assumed and Assumed and Assigned Executory Contracts and Unexpired Leases” shall be binding on the non-Debtor counterparty, and the non-Debtor counterparty shall be deemed to have waived any and all objections to the assumption or assumption and assignment of the relevant agreement as proposed by the Debtors.

11.3.	Claims Arising from Rejection, Expiration or Termination.

Claims created by the rejection of executory contracts and unexpired leases or the expiration or termination of any executory contract or unexpired lease prior to the Confirmation Date must be filed with the Bankruptcy Court and served on the Debtors (a) in the case of an executory contract or unexpired lease rejected by the Debtors prior to the Confirmation Date, in accordance with the Bar Date Notice, or (b) in the case of an executory contract or unexpired lease that (i) was terminated or expired by its terms prior to the Confirmation Date, or (ii) is rejected pursuant to Section 11.1, no later than thirty (30) days after the Confirmation Date. Any such Claims for which a proof of claim is not filed and served by the deadlines set forth in the Bar Date Notice or this Section 11.3, as applicable, will be forever barred from assertion and shall not be enforceable against the Debtors, the Reorganized GSI Entities, their respective Estates, Affiliates, or Assets. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as General Unsecured Claims under the Plan subject to objection by the Disbursing Agent.

ARTICLE XII.

RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall retain and shall have exclusive jurisdiction over any matter (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Case or the Plan, or (c) that relates to the following:

(i) To hear and determine any and all motions or applications pending on the Confirmation Date or thereafter brought in accordance with Article XI hereof for the assumption, assumption and assignment or rejection of executory contracts or unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine any and all Claims and any related disputes (including, without limitation, the exercise or enforcement of setoff or recoupment rights, or rights against any third party or the property of any third party resulting therefrom or from the expiration, termination or liquidation of any executory contract or unexpired lease);

(ii) To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the Disbursing Agent or the Debtors, as applicable, after the Effective Date;

(iii) To hear and determine any objections to the allowance of Claims, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow, disallow or estimate any Contested Claim in whole or in part;

(iv) To issue such orders in aid of execution of the Plan to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

(v) To consider any modifications of the Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(vi) To hear and determine all Fee Applications and applications for allowances of compensation and reimbursement of any other fees and expenses authorized to be paid or reimbursed under the Plan or the Bankruptcy Code;

(vii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Plan, the Plan Documents or their interpretation, implementation, enforcement, or consummation;

(viii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with the Confirmation Order (and all exhibits to the Plan) or its interpretation, implementation, enforcement, or consummation;

(ix) To the extent that Bankruptcy Court approval is required, to consider and act on the compromise and settlement of any Claim or Cause of Action by, on behalf of, or against any Estate;

(x) To determine such other matters that may be set forth in the Plan, or the Confirmation Order, or that may arise in connection with the Plan, or the Confirmation Order;

(xi) To hear and determine matters concerning state, local, and federal taxes, fines, penalties, or additions to taxes for which the Reorganized GSI Entities, the Debtors, the Debtors in Possession, or the Disbursing Agent may be liable, directly or indirectly, in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(xii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with any setoff and/or recoupment rights of the Debtors or any Person under the Plan;

(xiii) To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with Causes of Action of the Debtors (but excluding Avoidance Actions) commenced by the Disbursing Agent, the Debtors or any third parties, as applicable, before or after the Effective Date;

(xiv) To enter an order or final decree closing the Chapter 11 Case;

(xv) To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order;

(xvi) To enter any and all appropriate orders necessary to effectuate and otherwise enforce the Implementation Order; and

(xvii) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

13.1.	Payment of Statutory Fees.

All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid by the Debtors on or before the Effective Date.

13.2.	Satisfaction of Claims.

The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any accrued Post-Petition Interest, against the Debtors and the Debtors in Possession, or any of their Estates, Assets, properties, or interests in property. Except as otherwise provided herein, on the Effective Date, all Claims against and Equity Interests in the Debtors and the Debtors in Possession shall be satisfied, discharged, and released in full. Neither the Reorganized GSI Entities nor the Debtors shall be responsible for any pre-Effective Date obligations of the Debtors or the Debtors in Possession, except those expressly assumed by the Reorganized GSI Entities or any such Debtor, as applicable. Except as otherwise provided herein, all Persons shall be precluded and forever barred from asserting against the Reorganized GSI Entities, the Debtors, their respective successors or assigns, or their Estates, Affiliates, Assets, properties, or interests in property any event, occurrence, condition, thing, or other or further Claims, Equity Interests or Causes of Action based upon any act, omission, transaction, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date, whether or not the facts of or legal bases therefore were known or existed prior to the Effective Date.

13.3.	Special Provisions Regarding Insured Claims.

Plan Distributions to each holder of an allowed Insured Claim against any Debtor shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified; provided, however, that there shall be deducted from any Plan Distribution on account of an Insured Claim, for purposes of calculating the Allowed amount of such Claim, the amount of any insurance proceeds actually received by such holder in respect of such Allowed Insured Claim. Nothing in this Section 13.3 shall constitute a waiver of any claim, right, or Cause of Action the Debtors or their Estates may hold against any Person, including any insurer. Pursuant to section 524(e) of the Bankruptcy Code, nothing in the Plan shall release or discharge any insurer from any obligations to any Person under applicable law or any policy of insurance under which a Debtor is an insured or beneficiary.

13.4.	Subrogation.

To the extent the holder of an Allowed Guarantee Claim (other than Senior Note Claims) receives a Plan Distribution from a Guarantor Debtor and/or its Estate, and except as provided below, such Guarantor Debtor shall be subrogated to the rights of the holder of such Allowed Guarantee Claim to collect and receive a Plan Distribution on account of such Claim from the Obligor Debtor and/or its Estate under the Plan.

13.5.	Third Party Agreements; Subordination.

The Plan Distributions to the various classes of Claims and Equity Interests hereunder shall not affect the right of any Person to levy, garnish, attach or employ any other legal process with respect to such Plan Distributions by reason of any claimed subordination rights or otherwise. All such rights and any agreements relating thereto shall remain in full force and effect, except as otherwise compromised and settled pursuant to the Plan. Plan Distributions shall be subject to and modified by any Final Order directing distributions other than as provided in the Plan. The right of the Debtors or any Committee to seek subordination of any Claim or Equity Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Equity Interest that becomes a Subordinated Claim or subordinated Equity Interest at any time shall be modified to reflect such subordination. Unless the Confirmation Order provides otherwise, no Plan Distributions shall be made on account of a Subordinated Claim or subordinated Equity Interest.

13.6.	Exculpation.

None of the Released Parties shall have or incur any liability to any Person for any act or omission in connection with, or arising out of, the pursuit of confirmation of the Plan, the consummation of the Plan, the negotiation of the Plan Support Agreement, the New Indenture, the New Warrants, the New Senior Secured Notes, the Registration Rights Agreement and the Security Documents, or the implementation or administration of the Plan, the Plan Support Agreement or the property to be distributed under the Plan, except for any willful misconduct or gross negligence, as finally determined by the Bankruptcy Court, and, in all respects shall be entitled to rely upon the advice of counsel and all information provided by other exculpated persons herein without any duty to investigate the veracity or accuracy of such information with respect to their duties and responsibilities under the Plan, the negotiation of the Plan Support Agreement, the New Indenture, the New Warrants, the New Senior Secured Notes, the Registration Right Agreement and the Security Documents.

13.7.	Discharge of Liabilities.

Except as otherwise provided in the Plan, upon the occurrence of the Effective Date, the Debtors shall be discharged from all Claims, Equity Interests and Causes of Action to the fullest extent permitted by section 1141 of the Bankruptcy Code, and all holders of Claims and Equity Interests shall be precluded from asserting against the Reorganized GSI Entities and their Affiliates, the Debtors, their Assets, or any property dealt with under the Plan, any further or other Cause of Action based upon any act or omission, transaction, event, thing, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date.

EXCEPT AS OTHERWISE PROVIDED IN THE PLAN, THE REORGANIZED GSI ENTITIES AND THEIR AFFILIATES SHALL NOT HAVE, AND SHALL NOT BE CONSTRUED TO HAVE OR MAINTAIN ANY LIABILITY, CLAIM OR OBLIGATION THAT IS BASED IN WHOLE OR IN PART ON ANY ACT, OMISSION, TRANSACTION, EVENT, OTHER OCCURRENCE OR THING OCCURRING OR IN EXISTENCE ON OR PRIOR TO THE EFFECTIVE DATE OF THE PLAN AND NO SUCH LIABILITIES, CLAIMS OR OBLIGATIONS FOR ANY ACTS SHALL ATTACH TO THE REORGANIZED GSI ENTITIES AND THEIR AFFILIATES.

13.8.	Discharge of Debtors.

Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, without further notice or order, all Claims of any nature whatsoever shall be automatically discharged forever. Except as otherwise provided in the Plan or the Confirmation Order, on the Effective Date, the Debtors, their Estates and all successors thereto shall be deemed fully discharged and released from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), and 502(i) of the Bankruptcy Code, whether or not (a) a proof of claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan. The Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, their Estates, and all successors thereto. As provided in section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtors, their Estates or any successor thereto at any time obtained to the extent it relates to a discharged Claim, and operates as an injunction against the prosecution of any action against the Reorganized GSI Entities or property of the Debtors or their Estates to the extent it relates to a discharged Claim.

13.9.	Notices.

Any notices, requests, and demands required or permitted to be provided under the Plan, in order to be effective, shall be in writing (including, without express or implied limitation, by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, to each of the following persons and addressed as follows:

GSI Group Inc.

Attention: Sergio Edelstein, Chief Executive Officer

125 Middlesex Turnpike

Bedford, MA 01730

Telephone: (781) 266-5700

Facsimile: (781) 266-5114

Brown Rudnick LLP

Attention: William R. Baldiga, Esq.

One Financial Center

Boston, MA 02111

Telephone: (617) 856-8200

Facsimile: (617) 856-8201

Wilson Sonsini Goodrich & Rosati LLP

Attention: Robert D. Sanchez, Esq.

1700 K Street, NW

Fifth Floor

Washington, DC 20006

Telephone: (202) 973-8800

Facsimile: (202) 973-8899

Saul Ewing LLP

Attention: Mark Minuti, Esq.

222 Delaware Avenue, Suite 1200

P. O. Box 1266

Wilmington, DE 19899

Telephone: (302) 421-6840

Facsimile: (302) 421-5873

13.10.	Headings.

The headings used in the Plan are inserted for convenience only, and neither constitutes a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

13.11.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules), the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, shall govern the construction of the Plan and any agreements, documents, and instruments executed in connection with the Plan, except as otherwise expressly provided in such instruments, agreements or documents.

13.12.	Expedited Determination.

The Disbursing Agent is hereby authorized to file a request for expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed with respect to the Debtors.

13.13.	Exemption from Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, lien, pledge or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

13.14.	Retiree Benefits.

Pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

13.15.	Notice of Entry of Confirmation Order and Relevant Dates.

Promptly upon entry of the Confirmation Order, the Debtors shall publish as directed by the Bankruptcy Court and serve on all known parties in interest and holders of Claims and Equity Interests, notice of the entry of the Confirmation Order and all relevant deadlines and dates under the Plan, including, but not limited to, the deadline for filing notice of Administrative Claims, and the deadline for filing rejection damage Claims.

13.16.	Interest and Attorneys’ Fees.

(a) Interest accrued after the Petition Date will accrue and be paid on Claims only to the extent specifically provided for in this Plan, the Confirmation Order or as otherwise required by the Bankruptcy Court or by applicable law. No award or reimbursement of attorneys’ fees or related expenses or disbursements shall be allowed on, or in connection with, any Claim or Equity Interest, except as set forth in the Plan, the Plan Support Agreement or as ordered by the Bankruptcy Court.

(b) All reasonable, due and unpaid fees, costs and expenses of (i) Schulte Roth & Zabel LLP, legal counsel for the Required Noteholders, (ii) local Delaware and Canadian legal counsel for the Required Noteholders and (iii) Houlihan Lokey Howard & Zukin Capital, Inc., financial advisor for the Required Noteholders, shall, in each case, be paid on the Effective Date in accordance with the Plan Support Agreement and the Indenture.

13.17.	Modification of the Plan.

Subject to the limitations set forth in the Plan Support Agreement, modifications of the Plan, as provided in section 1127 of the Bankruptcy Code may be proposed in writing by the Debtors at any time before confirmation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors shall have complied with section 1125 of the Bankruptcy Code. Subject to the terms of the Plan Support Agreement, the Debtors may modify the Plan at any time after confirmation and before substantial consummation, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modifications. Subject to the terms of the Plan Support Agreement, a holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted such Plan as modified if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such holder. Nothing herein is intended to modify or alter the rights of the parties under the Plan Support Agreement and that any amendment, modification or supplement to the Plan may only be made in accordance with the terms of the Plan Support Agreement.

13.18.	Revocation of Plan.

The Debtors reserve the right to revoke or withdraw the Plan and/or to adjourn the Confirmation Hearing with respect to any one or more of the Debtors prior to the occurrence of the Effective Date. If the Debtors revoke or withdraw the Plan with respect to any one or more of the Debtors, or if the Effective Date does not occur as to any Debtor, then, as to such Debtor, the Plan and all settlements and compromises set forth in the Plan and not otherwise approved by a separate Final Order shall be deemed null and void and nothing contained herein and no acts taken in preparation for consummation of the Plan shall be deemed to constitute a waiver or release of any Claims against or Equity Interests in such Debtor or to prejudice in any manner the rights of any of the Debtors or any other Person in any other further proceedings involving such Debtor.

In the event that the Debtors choose to adjourn the Confirmation Hearing with respect to any one or more of the Debtors, the Debtors reserve the right to proceed with confirmation of the Plan with respect to those Debtors in relation to which the Confirmation Hearing has not been adjourned. With respect to those Debtors for which the Confirmation Hearing has been adjourned, the Debtors reserve the right to amend, modify, revoke or withdraw the Plan and/or submit any new plan of reorganization at such times and in such manner as they consider appropriate, subject to the provisions of the Bankruptcy Code.

13.19.	Setoff Rights.

In the event that any Debtor has a Claim of any nature whatsoever against the holder of a Claim against such Debtor, then such Debtor may, but is not required to, set off against the Claim (and any payments or other Plan Distributions to be made in respect of such Claim hereunder) such Debtor’s Claim against such holder, subject to the provisions of sections 553, 556 and 560 of the Bankruptcy Code. Neither the failure to set off nor the allowance of any Claim under the Plan shall constitute a waiver or release of any Claims that any Debtor may have against the holder of any Claim.

13.20.	Compliance with Tax Requirements.

In connection with the Plan, the Debtors, the Disbursing Agent, as applicable, shall comply with all withholding and reporting requirements imposed by federal, state, local, and foreign taxing authorities and all Plan Distributions hereunder shall be subject to such withholding and reporting requirements. Notwithstanding the above, each holder of an Allowed Claim or Equity Interest that is to receive a Plan Distribution shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any government unit, including income, withholding and other tax obligations, on account of such Plan Distribution. The Disbursing Agent has the right, but not the obligation, to not make a Plan Distribution until such holder has made arrangements satisfactory to the Disbursing Agent for payment of any such tax obligations.

13.21.	Rates; Currency.

The Plan does not provide for the change of any rate that is within the jurisdiction of any governmental regulatory commission after the occurrence of the Effective Date. Where a Claim has been denominated in foreign currency on a proof of Claim, the Allowed amount of such Claim shall be calculated in legal tender of the United States based upon the conversion rate in place as of the Petition Date, and the amount of such Claim in legal tender of the United States’ as of the Petition Date shall be used for calculating Post-Petition Interest, if any.

13.22.	Injunctions.

On the Effective Date and except as otherwise provided herein, all Persons who have been, are or may be holders of Claims against or Equity Interests in the Debtors shall be permanently enjoined from taking any of the following actions against or affecting the Reorganized GSI Entities and their Affiliates, the Debtors, the Estates, the Assets or the Disbursing Agent, or any of their current or former respective members, directors, managers, officers, employees and agents and their respective professionals, successors and assigns or their respective assets and property, with respect to such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under the Plan):

(a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, all suits, actions and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

(b) enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order;

(c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance; and

(d) asserting any setoff, right of subrogation or recoupment of any kind; provided, that any defenses, offsets or counterclaims which the Debtors may have or assert in respect of the above referenced Claims or Equity Interests are fully preserved in accordance with Section 13.19.

13.23.	Binding Effect.

The Plan shall be binding upon the Reorganized GSI Entities and their Affiliates, the Debtors, the holders of all Claims and Equity Interests, parties in interest, Persons and their respective successors and assigns. To the extent any provision of the Disclosure Statement or any other solicitation document may be inconsistent with the terms of the Plan, the terms of the Plan shall be binding and conclusive.

13.24.	Severability.

IN THE EVENT THE BANKRUPTCY COURT DETERMINES THAT ANY PROVISION OF THE PLAN IS UNENFORCEABLE EITHER ON ITS FACE OR AS APPLIED TO ANY CLAIM OR EQUITY INTEREST OR TRANSACTION, THE DEBTORS MAY MODIFY THE PLAN IN ACCORDANCE WITH SECTION 13.17 SO THAT SUCH PROVISION SHALL NOT BE APPLICABLE TO THE HOLDER OF ANY SUCH CLAIM OR EQUITY INTEREST OR TRANSACTION. SUCH A DETERMINATION OF UNENFORCEABILITY SHALL NOT (A) LIMIT OR AFFECT THE ENFORCEABILITY AND OPERATIVE EFFECT OF ANY OTHER PROVISION OF THE PLAN OR (B) REQUIRE THE RESOLICITATION OF ANY ACCEPTANCE OR REJECTION OF THE PLAN.

13.25.	No Admissions.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER CAUSES OF ACTION OR THREATENED CAUSES OF ACTIONS, THIS PLAN SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS PLAN SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES AND OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, HOLDINGS OR ANY OF ITS SUBSIDIARIES AND AFFILIATES, AS DEBTORS AND DEBTORS IN POSSESSION IN THESE CHAPTER 11 CASES.

Dated: November 20, 2009

Respectfully submitted,

GSI Group Inc.

By:	/s/ Sergio Edelstein
Name:	Sergio Edelstein
Title:	President and Chief Executive Officer

GSI Group Corporation

By:	/s/ Sergio Edelstein
Name:	Sergio Edelstein
Title:	President and Chief Executive Officer

MES International, Inc.

By:	/s/ Sergio Edelstein
Name:	Sergio Edelstein
Title:	President and Chief Executive Officer

EXHIBIT “A”

GLOSSARY OF DEFINED TERMS

1.	“Administrative Claim”	means a Claim incurred by a Debtor (or its Estate) on or after the Petition Date and before the Effective Date for a cost or expense of administration in the Chapter 11 Cases entitled to priority under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, Fee Claims.

2.	“Affiliate”	means, with respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person was a debtor in a case under the Bankruptcy Code.

3.	“Allowed”

when used with respect to any Claim, except for a Claim that is an Administrative Claim, means such Claim to the extent it is not a Contested Claim or a Disallowed Claim;

(a) with respect to an Administrative Claim, means such Administrative Claim to the extent it has become fixed in amount and priority pursuant to the procedures set forth in Section 4.2(c) of this Plan; and

(b) with respect to Equity Interests in any Debtor, means (i) the Equity Interests in any Debtor (except Holdings) as reflected in the stock transfer ledger or similar register of such Debtor as of the Effective Date; and (ii) with respect to Holdings, the issued and outstanding common shares in Holdings as reflected in the stock transfer ledger as of the Effective Date

4.	“Assets”	means, with respect to any Debtor, all of such Debtor’s right, title and interest of any nature in property of any kind, wherever located, as specified in section 541 of the Bankruptcy Code.

5.	“Avoidance Actions”	means all Causes of Action of the Estates that arise under chapter 5 of the Bankruptcy Code.

6.	“Bankruptcy Code”	means the Bankruptcy Reform Act of 1978, as codified at title 11 of the United States Code, as amended from time to time and applicable to the Chapter 11 Cases.

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7.	“Bankruptcy Court”	means the United States Bankruptcy Court for the District of Delaware, or such other court having jurisdiction over the Chapter 11 Cases.

8.	“Bankruptcy Rules”	means the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court pursuant to section 2075 of title 28 of the United States Code and as applicable to the Chapter 11 Cases.

9.	“Bar Date Notice”	means the Notice of Establishment of Bar Date for Filing Proofs of Claim Against the Estates, as approved by the Bar Date Order.

10.	“Bar Date Order”	means the Order Pursuant to Bankruptcy Rule 3003(c) (i) Establishing a Bar Date for Filing Certain Proofs of Claim; (ii) Establishing Ramifications for Failure to Comply Therewith; (iii) Approving Proof of Claim Form and Notice of Bar Date; and (iv) Approving Notice and Publication Procedures.

11.	“Business Day”	means any day other than a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close for business in New York, New York.

12.	“Cash”	means legal tender of the United States of America or readily marketable direct obligations of, or obligations guaranteed by, the United States of America.

13.	“Cash Note Payment”	means, the result of (A) the aggregate amount of (i) $2.1 million plus (ii) $69,315 for each day following the Petition Date until the (x) Confirmation Date, if as of the date that is eleven (11) days after the Confirmation Date the Confirmation Order is not a Final Order and the Required Noteholders have not, as of such date, waived the condition set forth in Section 9.2(a) hereof, or (y) the Effective Date, if the Confirmation Order is a Final Order on the date that is eleven (11) days after the Confirmation Date; minus (B) the sum of (i) $2.1 million if the Petition Date is on or before November 20, 2009, and (ii) an additional $1 million if the Confirmation Date is within 100 days of the Petition Date.

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14.	“Causes of Action”	means all claims, rights, actions, causes of action, liabilities, obligations, suits, debts, remedies, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, asserted or unasserted, arising in law, equity or otherwise.

15.	“Chapter 11 Cases”	means the cases commenced under chapter 11 of the Bankruptcy Code pending before the Bankruptcy Court with respect to each of the Debtors.

16.	“Claim”	means (a) any right to payment, whether or not such right is known or unknown, reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is known or unknown, reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

17.	“Claims Agent”	means the entity designated by order of the Bankruptcy Court to process proofs of claim.

18.	“Committee”	means any official committee appointed in the Chapter 11 Cases.

19.	“Confirmation Date”	means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

20.	“Confirmation Hearing”	means the hearing held by the Bankruptcy Court, as it may be continued from time to time, to consider confirmation of the Plan.

21.	“Confirmation Order”	means the order of the Bankruptcy Court confirming the Plan.

22.	“Contested”	(a) when used with respect to a Claim, means such Claim (i) to the extent it is listed in the Schedules as disputed, contingent, or unliquidated, in whole or in part, and as to which no proof of claim has been filed; (ii) if it is listed in the Schedules as undisputed,

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liquidated, and not contingent and as to which a proof of claim has been filed with the Bankruptcy Court, to the extent (A) the proof of claim amount exceeds the amount indicated in the Schedules, or (B) the proof of claim priority differs from the priority set forth in the Schedules, in each case as to which an objection was filed on or before the Objection Deadline, unless and to the extent allowed in amount and/or priority by a Final Order of the Bankruptcy Court; (iii) if it is not listed in the Schedules or was listed in the Schedules as disputed, contingent or unliquidated, in whole or in part, but as to which a proof of claim has been filed with the Bankruptcy Court, in each case as to which an objection was filed on or before the Objection Deadline, unless and to the extent allowed in amount and/or priority by a Final Order of the Bankruptcy Court; or (iv) as to which an objection has been filed on or before the Effective Date; provided, that a Claim that is fixed in amount and priority pursuant to the Plan or by Final Order on or before the Effective Date shall not be a Contested Claim; and

(b) when used with respect to an Equity Interest, means such Equity Interest to the extent it is not reflected on the applicable Debtor’s stock transfer register as of the Effective Date or if at such time there is an objection pending to the allowance thereof.

23.	“Debtor”	means any of Holdings and its direct and indirect Subsidiaries that are debtors in the Chapter 11 Cases, including GSI and MES.

24.	“Disallowed”	when used with respect to a Claim, means a Claim, or such portion of a Claim, that has been disallowed by a Final Order.

25.	“Disbursing Agent”	means Reorganized Holdings or any agent selected by Reorganized Holdings, acting on behalf of the Debtors in (a) making the Plan Distributions contemplated under the Plan, the Confirmation Order, or any other relevant Final Order, and (b) performing any other act or task that is or may be delegated to the Disbursing Agent under the Plan.

26.	“Disclosure Statement Order”	means the order entered by the Bankruptcy Court (a) approving the Disclosure Statement as containing

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adequate information required under section 1125 of the Bankruptcy Code, and (b) authorizing the use of the Disclosure Statement for soliciting votes on the Plan.

27.	“Disclosure Statement”	means the disclosure statement filed with respect to the Plan, as it may be amended, supplemented or otherwise modified from time to time, and the exhibits and schedules thereto.

28.	“Effective Date”	means a date selected by the Debtors which shall be a Business Day that is no later than ten (10) Business Days after all of the conditions specified in Section 9.2 have been satisfied or waived (to the extent waivable).

29.	“Equity Interest”	means any outstanding ownership interest in any of the Debtors, including, without limitation, interests evidenced by common or preferred stock, membership interests, options, warrants, restricted stock, restricted stock units or their equivalents, or other rights to purchase or otherwise receive any ownership interest in any of the Debtors and any right to payment or compensation based upon any such interest, whether or not such interest is owned by the holder of such right to payment or compensation.

30.	“Estate”	means the estate of any Debtor created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

31.	“Exchange Act”	Means the Securities Exchange Act of 1934, as amended and the rules and regulations of the Security and Exchange Commission promulgated thereunder.

32.	“Face Amount Minimum”	shall have the meaning ascribed to it in Section 7.8(b).

33.	“Fee Application”	means an application for allowance and payment of a Fee Claim (including any Claims for “substantial contribution” pursuant to section 503(b) of the Bankruptcy Code).

34.	“Fee Claim”	means a Claim of a Professional Person.

35.	“Final Order”	means an order or judgment entered by the Bankruptcy Court or any other court of competent jurisdiction that has not been amended, modified or

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reversed, and as to which (a) no stay is in effect, (b) the time to seek rehearing, file a notice of appeal or petition for certiorari has expired and (c) no appeal, request for stay, petition seeking certiorari or other review is pending.

36.	“General Unsecured Claims”	means any Claim against a Debtor other than an Administrative Claim, a Tax Claim, a Priority Claim, a Secured Claim, an Intercompany Claim or a Note Claim.

37.	“GSI”	means GSI Group Corporation, a Michigan corporation

38.	“GSI UK”	means GSI Group Limited, a company organized under the laws of England and Wales and a wholly owned Subsidiary of GSI Limited Holdings Corporation.

39.	“GSI UK Note”	means the 12.94% promissory note issued by GSI to GSI UK dated as of July 25, 2008 in the amount of GBP12,500,000.

40.	“GSI UK Note Claim”	means the Claim against a Debtor arising pursuant to the GSI UK Note.

41.	“Guarantee Claim”	means a Claim against a Debtor arising pursuant to a guarantee of the obligations of any Obligor Debtor valid under applicable law.

42.	“Guarantor Debtor”	means a Debtor that has guaranteed the obligations of any Obligor Debtor.

43.	“Holdings Common Shares”	means common shares of Holdings, no par value.

44.	“Holdings Equity Interest”	means an Equity Interest in Holdings, other than any such Equity Interest that is unexercised or unvested as of the Voting Record Date, but including treasury stock and all options, warrants, calls, rights, participation rights, puts, awards, commitments, Rights (including any Right not yet exercisable pursuant to the Shareholder Rights Plan) or any other agreements of any character to acquire such Equity Interest and shall also include any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code arising from the rescission of a purchase or sale of any Equity Interest or rights

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relating to any Equity Interest, or any Claim for damages arising from the purchase or sale of any Equity Interest, including, in each case, common shares of Holdings or any Claim for reimbursement, contribution, or indemnification arising from or relating to any such Claims.

45.	“Holdings”	means GSI Group Inc., a company continuing to be organized under the laws of the Province of New Brunswick, Canada.

46.	“Implementation Order”	means a Final Order, in form and substance satisfactory to the Debtors, which provides the terms and provisions set forth in Section 9.1(a).

47.	“Indenture Trustee”	means the indenture trustee under the New Indenture

48.	“Insured Claim”	means any Claim against a Debtor for which the Debtor is entitled to indemnification, reimbursement, contribution or other payment under a policy of insurance wherein a Debtor is an insured or beneficiary of the coverage of any of the Debtors.

49.	“Integral Multiples”	shall have the meaning ascribed to it in Section 7.8(b).

50.	“Intercompany Claim”	means a Claim held by any Debtor against any other Debtor based on any fact, action, omission, occurrence or thing that occurred or came into existence prior to the Petition Date. For avoidance of doubt, any Claim by a Debtor for subrogation pursuant to Section 13.4, and the Allowed GSI UK Note Claim shall not be deemed an Intercompany Claim for purposes of Plan Distributions or otherwise under this Plan.

51.	“Internal Revenue Code”	means the Internal Revenue Code of 1986, as amended, and any applicable rulings, regulations (including temporary and proposed regulations) promulgated thereunder, judicial decisions, and notices, announcements, and other releases of the United States Treasury Department or the IRS.

52.	“IRS”	means the United States Internal Revenue Service.

53.	“MES”	means MES International, Inc., a Delaware corporation and a wholly owned subsidiary of MicroE Systems, Inc., a wholly owned subsidiary of GSI.

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54.	“New $1.10 Warrants”	means warrants for a number of New Common Shares equal to 10% of 110% of the Outstanding Capital Stock of Reorganized Holdings. The New $1.10 Warrants shall be substantially in the form filed with the Bankruptcy Court as a Plan Document.

55.	“New $2.00 Warrants”	means warrants for a number of New Common Shares equal to 10% of 110% of the Outstanding Capital Stock of Reorganized Holdings. The New $2.00 Warrants shall be substantially in the form filed with the Bankruptcy Court as a Plan Document.

56.	“New Common Shares”	means common shares of Reorganized Holdings.

57.	“New Indenture”	means the Indenture to be dated on or about the Effective Date and to be entered into between Reorganized GSI, as Issuer, Reorganized Holdings and each of the Subsidiary Guarantors, as guarantors and The Bank of New York Mellon Trust Company, N.A. as trustee, providing for the issuance of New Senior Secured Notes. The New Indenture shall be substantially in the form filed with the Bankruptcy Court as a Plan Document.

58.	“New Senior Secured Notes”	means new senior secured notes of Reorganized GSI in the form attached to the New Indenture to be issued on or about the Effective Date in a principal amount of $104,100,000. The New Senior Secured Notes shall mature January 15, 2014 and have a coupon of 12.25% if paid in cash or 13.00% if paid in kind. The New Senior Secured Notes and the New Indenture shall be substantially in the form filed with the Bankruptcy Court as a Plan Document.

59.	“New Warrants”	means the New $1.10 Warrants and the New $2.00 Warrants.

60.	“Note Claims”	means the Senior Note Claims and the GSI UK Note Claims.

61.	“Noteholders”	means the holders of the Senior Notes.

62.	“Notice of Confirmation”	means the notice of entry of the Confirmation Order to be filed with the Bankruptcy Court and mailed by the Claims Agent to holders of Claims and Equity Interests.

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63.	“Objection Deadline”	means the deadline for filing objections to Claims as set forth in Section 8.1 of the Plan.

64.	“Obligor Debtor”	means any Debtor that is the primary obligor of any obligations guaranteed by another Debtor.

65.	“Outstanding Capital Stock of Reorganized Holdings”	means the total number of New Common Shares issued pursuant to this Plan but excluding issuances upon exercise of the New Warrants and in connection with any management incentive plan.

66.	“Person”	means an individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity, or political subdivision thereof, or any other entity.

67.	“Petition Date”	means, with respect to any Debtor, the date on which the Chapter 11 Case of such Debtor was commenced.

68.	“Plan Distribution Date”	means (a) with respect to any Claim, (i) the Effective Date or a date that is as soon as reasonably practicable after the Effective Date, if such Claim is then an Allowed Claim, or (ii) a date that is as soon as reasonably practicable after the date such Claim becomes Allowed, if not Allowed on the Effective Date, and (b) with respect to any Equity Interest, the Effective Date or a date that is as soon as reasonably practicable after the Effective Date.

69.	“Plan Distribution”	means the payment or distribution under the Plan of Cash, Assets, securities or instruments evidencing an obligation under the Plan to the holder of an Allowed Claim or Allowed Equity Interest.

70.	“Plan Documents”	means the documents that aid in effectuating the Plan as specifically identified as such herein and filed with the Bankruptcy Court as specified in Section 1.5 of the Plan including, without limitation those listed on Exhibit B hereto.

71.	“Plan Supplement”	means the supplement or supplements to the Plan containing certain documents relevant to the implementation of the Plan or the treatment of the Allowed Claims and Equity Interest thereunder (including without limitation the Plan Documents).

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72.	“Plan Support Agreement”	means that certain plan support agreement, by and among the Debtor, and the Noteholders. The Plan Support Agreement will be filed with the Bankruptcy Court as a Plan Document.

73.	“Plan”	means this chapter 11 plan, either in its present form or as it may be amended, supplemented or otherwise modified from time to time, and the exhibits and schedules hereto, as the same may be in effect at the time such reference becomes operative.

74.	“Post-Effective Date Fully Diluted Capital Stock of Reorganized Holdings”	means the total number of New Common Shares issued pursuant to this Plan and all New Common Shares issuable upon the exercise of the New Warrants and all New Common Shares issuable in connection with any management incentive plan.

75.	“Post-Confirmation Interest”	means simple interest on an Allowed Claim at the rate payable on federal judgments as of the Effective Date or such other rate as the Bankruptcy Court may determine at the Confirmation Hearing is appropriate, such interest to accrue from the Plan Distribution Date applicable to a Claim to the date of actual payment with respect to such Claim.

76.	“Post-Petition Interest”	means with respect to:

(a) Secured Claims, unpaid interest accruing on such claims from the Petition Date through the Effective Date at the non-default rate set forth in the contract or other applicable document giving rise to such claims;

(b) Tax Claims, interest at the non-penalty rate set forth in the applicable state or federal law governing such Claims from the Petition Date through the Effective Date;

(c) Priority Claims and General Unsecured Claims, interest from the Petition Date through the Effective Date at

(i) the non-default rate set forth in the contract or other applicable document giving rise to such claims, or

(ii) such interest, if any, as otherwise agreed to by the holder of such Claim and the applicable Debtor, or

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(iii) any other applicable rate of interest required to unimpair such Claim, as may be determined by the Bankruptcy Court; and

(d) Claims other than as listed in (a) through (c) herein, interest at 0%.

Notwithstanding the foregoing, Post-Petition Interest as it relates to a particular Allowed Claim shall (i) be considered to be $0.00 for distribution purposes under Article III or Article IV if the amount of relevant Allowed Claim already includes Post-Petition Interest so as to avoid a duplicate distribution of Post-Petition Interest, (ii) be reduced by the amount of Post-Petition Interest paid on such Claim during the pendency of the Chapter 11 Cases so as to avoid a duplicate distribution of Post-Petition Interest and (iii) only include interest accruing on such Claim through the earlier of the Effective Date or the date payment was made in the event payment on a Claim was made prior to the Effective Date.

77.	“Priority Claim”	means any Claim to the extent such Claim is entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than Secured Claims, Administrative Claims, and Tax Claims.

78.	“Pro Rata Share”	means the proportion that an Allowed Claim or Equity Interest bears to the aggregate amount of all Claims or Equity Interests in a particular class, including Contested Claims or Equity Interests, but excluding Disallowed Claims, (a) as calculated by the Disbursing Agent; or (b) as determined or estimated by the Bankruptcy Court.

79.	“Professional Person”	means a Person retained or to be compensated for services rendered or costs incurred on or after the Petition Date and on or prior to the Effective Date pursuant to sections 327, 328,329, 330, 331, 503(b), or 1103 of the Bankruptcy Code in the Chapter 11 Case.

80.	“Registration Rights Agreement”	means a Registration Rights Agreement by and between Reorganized Holdings and the holder of the

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GSI UK Note Claim, pursuant to which such holders would have the right to require Reorganized Holdings to effect registered secondary offerings of such holders’ New Common Shares on terms and conditions to be negotiated and reflected in such Registration Rights Agreement, provided there shall be no more than two demand registration rights. The Registration Rights Agreement will be filed with the Bankruptcy Court as a Plan Document.

81.	“Released Parties”	means, collectively, (a) the Debtors, the Reorganized GSI Entities, (b) each Noteholder, in its capacity as such, (c) each indenture trustee under the Senior Notes Indenture, and (d) with respect to each of the foregoing entities in clauses (a) through (c), such person’s current and former affiliates, predecessors, successors in interest, parent entities, subsidiaries, attorneys, accountants, officers, partners, managers, directors, principals, members, equity holders, partners, employees, agents, investment bankers, auditors, restructuring and other consultants, financial advisors (including any firm that provided fairness opinions or similar advice to the Debtors or their boards of directors as to the transactions effectuated by this Plan) and other professionals, in each case in their capacity as such.

82.	“Required Noteholders”	has the meaning set forth in the Plan Support Agreement.

83.	“Reorganized GSI Entities”	means Reorganized Holdings, together with its affiliated Debtors as reorganized.

84.	“Reorganized GSI”	means GSI, on or after the Effective Date, and as renamed Excel Technology Corporation as of or about the Effective Date.

85.	“Reorganized Holdings”	means Holdings, on or after the Effective Date, to be renamed Excel Technology, Inc. as of the Effective Date.

86.	“Reorganized Holdings Constituent Documents”	means the articles of reorganization of Reorganized Holdings and each of its affiliated Debtors, as amended or amended and restated as of the Effective Date, among other things, to (a) prohibit the issuance of non-voting equity securities by such Debtor as required by section 1123(a)(6) of the Bankruptcy

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Code, and (b) otherwise give effect to the provisions of this Plan. The Reorganized Holdings Constituent Documents shall be in substantially the form filed with the Bankruptcy Court as Plan Documents.

87.	“Reorganized MES”	means MES, on or after the Effective Date.

88.	“Rights”	means the rights issued under the Shareholder Rights Plan.

89.	“Schedules”	means the schedules of assets and liabilities and list of Equity Interests and the statements of financial affairs filed by each of the Debtors with the Bankruptcy Court, as required by section 521 of the Bankruptcy Code and in conformity with the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules and statements have been or may be amended or supplemented by the Debtors in Possession from time to time in accordance with Bankruptcy Rule 1009.

90.	“Secured Claim”	means (a) a Claim secured by a lien on any Assets, which lien is valid, perfected, and enforceable under applicable law and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, and which is duly established in the Chapter 11 Cases, but only to the extent of the value of the holder’s interest in the collateral that secures payment of the Claim; (b) a Claim against the Debtors that is subject to a valid right of recoupment or setoff under section 553 of the Bankruptcy Code, but only to the extent of the Allowed amount subject to recoupment or setoff as provided in section 506(a) of the Bankruptcy Code; and (c) a Claim deemed or treated under the Plan as a Secured Claim; provided, that, to the extent that the value of such interest is less than the amount of the Claim which has the benefit of such security, the unsecured portion of such Claim shall be treated as a General Unsecured Claim unless, in any such case the class of which Claim is a part makes a valid and timely election in accordance with section 1111(b) of the Bankruptcy Code to have such Claim treated as a Secured Claim to the extent Allowed.

91.	“Securities Act”	means the Securities Act of 1933, as amended and the rules and regulations of the Security and Exchange Commission promulgated thereunder.

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92.	“Security Agreement”	means the Security Agreement to be executed and delivered by Reorganized Holdings, Reorganized GSI and each Subsidiary Guarantor, substantially in the form attached to the New Indenture and filed as a Plan Document.

93.	“Security Documents”	means (a) the Security Agreement, (b) all other security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfer of security, creating (or purporting to create) a lien upon the collateral as contemplated by the New Indenture and the Security Agreement, (c) fee mortgages, title policies and other real estate-related documentation customarily requested by secured lenders lending directly against real estate assets and as may be reasonably requested by the Required Noteholders, (d) leasehold mortgages (as reasonably requested by the Required Noteholders and which Reorganized Holdings shall use commercially reasonable efforts to obtain) or, if determined by the Required Noteholders in lieu of one or more leasehold mortgages, landlord waivers, which Reorganized Holdings shall use commercially reasonable efforts to obtain, in each case in form and substance reasonably acceptable to the Required Noteholders, and (e) “Phase I” environmental reports on real estate owned by Reorganized Holdings, Reorganized GSI and the Subsidiary Guarantors as reasonably requested by the Required Noteholders, provided any favorable or unfavorable results of such a report shall not be a condition precedent to the issuance of the New Senior Secured Notes. or to the occurrence to the Effective Date pursuant to Section 9.2 hereof.

94.	“Senior Note Claim”	each Claim of a Noteholder against Holdings and GSI and/or any Guarantee Claim with respect to the Senior Notes arising under or evidenced by the Senior Notes or the Indenture for the Senior Notes and related documents. Each Noteholder shall have a single Senior Note Claim on account of each Senior Note, which Claim shall encompass and include all Guarantee Claims as to such Senior Note.

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95.	“Senior Notes”	Means those certain 11% Senior Subordinated Notes due 2013 issued by GSI and guaranteed by Holdings and certain Subsidiaries, governed by the Senior Note Indenture.

96.	“Senior Notes Indenture”	means that certain Indenture dated August 20, 2008 as such Indenture has been supplemented by the First Supplemental Indenture, dated as of August 25, 2008 and the Second Supplemental Indenture, dated as of March 5, 2009.

97.	“Shareholder Rights Plan”	means that certain Shareholder rights Plan, dated April 22, 2005, by and between Holdings and Computershare Trust Company of Canada, as Rights Agent.

98.	“Subordinated Claim”	means a Claim (other than a Note Claim) against any Debtor subordinated by a Final Order.

99.	“Subsidiary”	means any entity of which Holdings owns directly or indirectly more than fifty percent (50%) of the outstanding capital stock or membership interests.

100.	“Subsidiary Guarantors”	means, collectively, Cambridge Technology, Inc., Continuum Electro-Optics, Inc., Control Laser Corp. (d/b/a Baublys Control Laser), Excel Technology, Inc. (as it may be renamed as of or about the Effective Date), MicorSystems Corp, Reorganized MES, The Optical Corp., Photo Research, Inc., Quantronix Corp. and Synrad, Inc.

101.	“Tax Claim”	means a Claim against any of the Debtors that is of a kind specified in section 507(a)(8) of the Bankruptcy Code.

102.	“Voting Record Date”	means the record date for voting on the Plan established by order of the Bankruptcy Court.

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EXHIBIT B

Plan Documents

Articles of Reorganization of Reorganized Holdings

New $1.10 Warrant

New $2.00 Warrant

New Indenture and New Senior Secured Notes

Plan Support Agreement

Registration Rights Agreement

Security Agreement (to be filed at a later date)